Exhibit 10.62
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by and between
APPLIED MICRO CIRCUITS CORPORATION,
as Seller
and
LSI CORPORATION,
as Buyer
Dated as of April 5, 2009

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-ii-

SCHEDULES

Schedule A	Formerly Contemplated Conduct
Schedule B	Purchase Orders
Schedule 1.1	Storage Products
Schedule 2.1(c)	Fixtures and Supplies
Schedule 2.1(f)	Transferred Contracts
Schedule 2.1(g)	Transferred Licenses
Schedule 2.1(h)	Transferred Governmental Permits
Schedule 2.2(d)	Excluded Contracts
Schedule 2.2(f)	Excluded Equipment
Schedule 2.2(i)	Excluded Fixtures and Supplies
Schedule 2.9	Closing Inventory Accounting Principles
Schedule 3.1	Storage Business Locations and Names
Schedule 3.4(b)	Seller Consents
Schedule 3.5(b)	Leased and Owned Equipment
Schedule 3.5(d)	Other Material Assets
Schedule 3.6	Governmental Permits
Schedule 3.7(b)	Real Estate
Schedule 3.8(a)	Compliance with Laws
Schedule 3.8(b)	Litigation
Schedule 3.9(a)	Business Employees
Schedule 3.9(b)	Employment Arrangements
Schedule 3.9(c)	Termination of Employment
Schedule 3.9(d)	Benefit Plans
Schedule 3.9(f)	Severance Arrangements
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Contracts with Defaults
Schedule 3.10(c)	Other Material Contracts
Schedule 3.11	Environmental Matters
Schedule 3.12(a)	Revenues
Schedule 3.12(b)	Historical Financial Information
Schedule 3.12(c)	Certain Events

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Schedule 3.13(b)	Exceptions to Transferred Intellectual Property
Schedule 3.13(c)	Certain Transferred Intellectual Property
Schedule 3.13(d)	Claims to Intellectual Property
Schedule 3.13(e)	Other Intellectual Property
Schedule 3.13(f)	Trademarks
Schedule 3.13(i)	Certain Licenses
Schedule 3.13(j)	Intellectual Property Contracts
Schedule 3.13(k)	Intellectual Property Allegations
Schedule 3.13(l)	Potential Disputes
Schedule 3.13(m)	Third Party Infringement
Schedule 3.13(n)	Form of Proprietary Rights and Confidentiality Agreement
Schedule 3.15	Inventory
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Orders and Commitments
Schedule 3.18	Affiliated Transactions
Schedule 3.19	Product Recalls
Schedule 3.20	Product Warranties
Schedule 5.2	Exceptions to Sellers’ Conduct of the Storage Business
Schedule 5.5(a)	Assumed Leased Equipment
Schedule 5.5(b)	Purchased Leased Equipment
Schedule 5.5(c)	Excluded Leased Equipment
Schedule 8.2(c)	Required Consents
Schedule 8.2(d)	Key Business Employees

EXHIBITS

Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Intellectual Property Agreement
Exhibit D	Form of Master Procurement Agreement
Exhibit E	Form of Transition Services Agreement

-iv-

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 5th day of April, 2009 by and between APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation (“AMCC” and, together with the Selling Subsidiaries, “Sellers”) and LSI CORPORATION, a Delaware corporation (“Buyer”).
RECITALS
     A. WHEREAS, Sellers are, among other things, engaged in the business of the design, engineering, technical support, contracting with manufacturers, marketing, sale and distribution of hardware host RAID adapters (“Hardware HRA”) and directly associated software, including RAID stack, drivers, bios and management utilities (as currently or formerly conducted and as currently or, to the extent any Hardware HRA or directly associated software is documented in materials included on Schedule A, formerly contemplated to be conducted by Sellers, the “Storage Business”);
     B. WHEREAS, the Storage Business is composed of certain assets and liabilities that are currently part of, owned by, or licensed to, Sellers or in respect of which Sellers are currently obligated, as the case may be;
     C. WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers the Purchased Assets (as hereinafter defined), and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and
     D. WHEREAS, AMCC and/or one or more of the Selling Subsidiaries, as applicable, and Buyer desire to enter into an Assignment and Bill of Sale, an Assumption Agreement, the Intellectual Property Agreement, the Transition Services Agreement and the Master Procurement Agreement (each as hereinafter defined and collectively, the “Collateral Agreements”).
     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Definitions
     1.1 Defined Terms

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:
     “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
     “Assignment and Bill of Sale” means the assignment and bill of sale in substantially the form attached hereto as Exhibit A.
     “Assumed Purchase Orders” means the purchase orders identified on Schedule B and any other purchase orders added, with Buyer’s written consent, to such Schedule prior to one (1) Business Day before the Closing Date; provided, however, to the extent that any such purchase order has been fulfilled prior to the Closing (i.e., product has been delivered and become part of any Seller’s Inventory at, or any time prior to, Closing), then the purchase order shall not be an “Assumed Purchase Order” (even if it is still included on Schedule B) and all Liabilities with respect thereto shall be Excluded Liabilities.
     “Assumption Agreement” means the assumption agreement in substantially the form attached hereto as Exhibit B.
     “Benefit Plan” means, in respect of any Business Employee, each Pension Plan, Welfare Plan and employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case, maintained or contributed to, or required to be maintained or contributed to, by Sellers or any of their ERISA Affiliates for the benefit of any present or former directors, officers, consultants or employees of the Storage Business.
     “Benefits Liabilities” means, with respect to any Benefit Plan, any and all Liabilities (including any claims), whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permit, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.
     “Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the States of New York or California or any other day on which banking institutions are not required to be open in the States of New York or California.

     “Business Employees” means the employees of AMCC and its Subsidiaries identified on Schedule 3.9(a).
     “Business Records” means all books, records (including software records), reports, ledgers and files or other similar information (in any form or medium) maintained by or on behalf of Sellers and primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business, the Purchased Assets, the Assumed Liabilities and the Transferred Employees, including product documentation, product specifications, purchasing and sale records, invoices, credit records, price lists, customer lists, vendor lists, mailing lists, warranty information, marketing requirement documents, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, purchasing materials and records, manufacturing and quality control records and procedures, research and development files and materials, data and laboratory books, invention disclosures, media materials and plates, litigation files, product (including any related software) release orders, research materials and product testing reports.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.
     “Channel Inventory” means Inventory (wherever located and including in transit Inventory) that has been sold to distributors of the Storage Business, including for which revenue has been recognized by AMCC in accordance with AMCC’s revenue recognition policies.
     “Closing” means the closing of the transactions described in Article 7.
     “Closing Date” means the date of the Closing as determined pursuant to Section 7.3.
     “Closing Channel Inventory Amount” means the value of the Channel Inventory as of the Closing Date, as calculated in accordance with the Closing Inventory Accounting Principles set forth on Schedule 2.9 and in a manner consistent with the preparation of the historical information set forth in Schedule 3.15.
     “Closing Inventory Amount” means the value of the Inventory as of the Closing Date, as calculated in accordance with the Closing Inventory Accounting Principles set forth on Schedule 2.9 and in a manner consistent with the preparation of the historical financial information set forth in Schedule 3.12(b) and GAAP consistent with past practice.
     “COBRA” means Section 4980B of the Code and the regulations issued thereunder.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” means the agreement between AMCC and Buyer dated November 25, 2008.

     “Confidential Information” means any non-public proprietary information, written or oral, including the following, in each case to the extent containing any non-public proprietary information: any business information, technical information or data, however embodied, marketing plans, financial information and strategic plans or any other non-public proprietary information.
     “Contracts” means all contracts, agreements, leases, subleases, supply contracts, purchase orders, sales orders, instruments, commitments, understandings or any other arrangements, whether oral or written including any amendments, supplements or modifications thereto, to which AMCC or any Selling Subsidiaries are parties (i) that are primarily related to, or primarily used or primarily held for use in the operation or conduct of the Storage Business or (ii) by which the Purchased Assets may be bound, including the Transferred Contracts.
     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, pledge, easement, encumbrance, charge or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default, covenant or similar right or restriction or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement or other similar restriction or right) affecting the Purchased Assets.
     “Environmental Law” means any Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, including the management of Hazardous Substances, or other activities involving Hazardous Substances including under CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act , 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such Law has been amended or supplemented, and the regulations promulgated pursuant thereto, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, Environmental Laws shall mean those in effect on or prior to the date hereof and as of the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any other Person under common control with either of the Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     “Excluded Contracts” means (i) those Contracts identified on Schedule 2.2(d), (ii) the Premises Leases (other than any leases set forth on Schedule 2.1(f)) and any other Contracts regarding real property, and (iii) any Contracts that constitute General Purchase or Distribution Agreements.

     “Excluded Intellectual Property” means any Intellectual Property not assigned to Buyer pursuant to the Intellectual Property Agreement.
     “Excluded Inventory” means any PowerPC integrated circuits that have not been shipped by any Seller to Beyonics Technology Limited against a purchase order from Beyonics Technology Limited.
     “Excluded Records” means (i) any Tax, financial, accounting, personnel, medical or human resources records, (ii) any “AMCC” or “Applied Micro Circuits Corporation” marked sales and marketing or packaging materials, samples, prototypes, or other similar Applied Micro Circuits Corporation identified sales and marketing or packaging materials, (iii) any organizational documents, minute books, including stockholder and board of director resolutions, stock ledgers and stock records, and (iv) any books, records (including software records), reports, ledgers and files or other similar information (in any form or medium) to the extent (A) any applicable Law prohibits their transfer or (B) they are primarily related to the Excluded Assets or Excluded Liabilities (provided that Seller shall include in the Business Records a copy of any portions of such materials (other than any personnel, medical or human resources records) which primarily relate to the Purchased Assets or the Assumed Liabilities).
     “Excluded Taxes” means any Liability for any Taxes relating to the Purchased Assets for any Pre-Closing Tax Period or the operation and conduct of the Storage Business during any Pre-Closing Tax Period.
     “Excluded Vietnam Equipment” means any items that would otherwise constitute Owned Equipment, that are located in Vietnam and that Buyer elects, in a writing delivered to AMCC at least one (1) Business Day prior to the Closing Date, not to be treated as Owned Equipment for purposes of this Agreement.
     “Fixtures and Supplies” means any furniture, furnishings and other tangible personal property owned or leased by AMCC or any Selling Subsidiary that are primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business, including the furniture, furnishings and other tangible personal property set forth on Schedule 2.1(c), but excluding the furniture, furnishings and other tangible personal property set forth on Schedule 2.2(i).
     “Forecasted Channel Inventory Amount” means $3,750,000.
     “Forecasted Inventory Amount” means $7,250,000, net of any reserves or excess inventory, as calculated in accordance with the Closing Inventory Accounting Principles set forth on Schedule 2.9 and in a manner consistent with the preparation of the historical financial information set forth in Schedule 3.12(b) and GAAP consistent with past practice.
     “GAAP” means U.S. generally accepted accounting principles.
     “General Purchase or Distribution Agreements” means supply contracts or other agreements between AMCC or a Selling Subsidiary, on the one hand, and a Third Party, on the other hand, pursuant to which AMCC or such Selling Subsidiary purchases or sells products or services for any of AMCC’s or such Selling Subsidiary’s business other than primarily for the Storage Business.
     “Governmental Body” means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
     “Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations held by AMCC or any Selling Subsidiary that are primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business or the Premises, including, without limitation, the Transferred Governmental Permits.
     “Hazardous Substance” means any pollutants, contaminants, wastes, toxic substances, radioactive materials, asbestos, asbestos-containing materials, PCBs, hazardous substances, petroleum and petroleum products or any fraction thereof or any other chemical, material or substance that is deemed a hazardous substance by any Governmental Body.
     “Intellectual Property” means any Intellectual Property Rights.
     “Intellectual Property Agreement” means the agreement in substantially the form attached hereto as Exhibit C.
     “Intellectual Property Rights” means all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, (iii) all works of authorship, copyrights, mask works, and copyright and mask work registrations and applications therefor, (iv) all industrial designs and all registrations and applications therefor, (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications therefor (“Trademarks”), (vi) all databases and data collections (including knowledge databases, customer lists and customer databases), (vii) all rights in software, (viii) all rights to Uniform Resource Locators, Web site addresses and domain names, and (ix) any similar, corresponding or equivalent rights to any of the foregoing.
     “Inventory” means (i) all inventory, wherever located, including raw materials, work in process, finished products, inventoriable supplies, samples, packing and shipping materials, goods in transit, parts and non-capital spare parts owned by or held for the benefit of Sellers primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business, (ii) any and all rights of Sellers to the warranties received from suppliers of such inventory and (iii) any and all rights of Sellers to any related claims, credits and rights of recovery and setoff with respect to such inventory, but in each case excluding any Excluded Inventory.

     “IRS” means the U.S. Internal Revenue Service.
     “knowledge of Sellers” or “to Sellers’ knowledge” or similar words or phrases relating to awareness or knowledge of Sellers means the knowledge, after reasonable inquiry, of Kambiz Hooshmand, Robert Gargus, Dr. Paramesh Gopi, Cynthia Moreland, Ted Chan, Russ Johnson, Larry Jacobs, Bill Hake, Ron Mcleod, Mike Major, Jimmy Lie, Chris Subega, Chris Therene, John Best and Michael Benz.
     “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country, territory, domestic or foreign state, prefecture, province, commonwealth, city, county, municipality, or of any Governmental Body.
     “Leased Equipment” means all equipment, computers, servers, machinery and other tangible personal property (including any related spare parts, dies, molds, tools and tooling) that is leased by Sellers and primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business, including, without limitation, all such items set forth on Schedule 3.5(b).
     “Liability” means any direct or indirect debt, liability or other obligation of any kind or character, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.
     “Licensed Intellectual Property” means the Intellectual Property licensed to Buyer pursuant to the Intellectual Property Agreement.
     “Licenses” means all licenses, agreements and other arrangements under which Sellers have the right to use any Intellectual Property of a Third Party to the extent primarily related to, or primarily used or primarily held for use in the operation or conduct of the Storage Business, but not the Nonassignable Licenses. Schedule 3.10(a) contains a true, complete and correct list, as of the date hereof, of (a) all Licenses and (b) to Sellers’ knowledge, all other licenses, agreements and other arrangements under which Sellers have the right to use any Intellectual Property of a Third Party related to, used or held for use in, or necessary for, the conduct of the Storage Business, but not the Nonassignable Licenses.
     “Master Procurement Agreement” means the master procurement agreement in substantially the form attached hereto as Exhibit D.
     “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, circumstances, occurrences or states of facts, materially adverse to (i) the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Storage Business or (ii) AMCC’s or any Selling Subsidiary’s ability to consummate the transactions contemplated by this Agreement, in each case other than any change, effect, event, circumstance, occurrence or state of facts resulting from (A) conditions in the United States or foreign economies or securities markets in general, (B) conditions in the industry in which the Storage Business operates in general and not specifically relating to the Storage Business, (C) the announcement or pendency of the transactions contemplated by this Agreement, (D) any failure in and of itself (as distinguished from any change or effect giving rise or contributing to such failure) to meet any projections, budgets, plans or forecasts for any products, or (E) any generally applicable changes in GAAP or any Law.
     “Nonassignable Licenses” means (i) those licenses of Intellectual Property used in the Storage Business under which AMCC or a Selling Subsidiary is the licensee that are primarily related to other businesses of Sellers and not primarily used or primarily held for use in the operation or conduct of the Storage Business, (ii) broad-based company-wide cross licenses of any Intellectual Property to which AMCC or a Selling Subsidiary is a party, (iii) generally available software licensed under a “shrink-wrap,” “click-wrap” or similar end-user license, in each case except to the extent set forth on Schedule 2.1(g) as of the date hereof and, to the extent assignable, as set forth on Schedule 2.1(g) as of the Closing, (iv) publicly available open source software, except to the extent set forth on Schedule 2.1(g) as of the date hereof and, to the extent assignable, as set forth on Schedule 2.1(g) as of the Closing, and (v) any licenses primarily related to Excluded Assets or Excluded Liabilities that are not material to the Storage Business.
     “Owned Equipment” means all (a) equipment (including test equipment), computers, servers, machinery, test fixtures, validation fixtures and hardware, (b) tangible embodiments in any media of the Assigned Software, Licensed Software, Assigned Technical Information and Licensed Technical Information, and (c) other tangible personal property (including any related spare parts, probe cards, load boards, test sockets, dies, molds, tools, printed circuit board masks, and tooling), in the case of each of clauses (a), (b) and (c) that is owned by AMCC or a Subsidiary thereof and primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business, including the items identified on Schedule 3.5(b)(i), but excluding the items identified on Schedule 2.2(f) (such equipment, the “Excluded Equipment”) and excluding any Excluded Vietnam Equipment. Owned Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits and rights of recovery and setoff with respect to such items.
     “Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).
     “Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges, liens of landlords, liens of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business and consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or for sums being contested in good faith by appropriate proceedings, (ii) liens incurred in the ordinary course of the Storage Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure statutory and other similar obligations, and (iii)

non-exclusive licenses granted by Sellers or an Affiliate thereof in connection with sales of products in the ordinary course of business.
     “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.
     “Pre-Closing Tax Period” means, with respect to the Purchased Assets or the Storage Business, any Tax period (or portion thereof) ending on or before the Closing Date.
     “Premises” means the real property primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business.
     “Return” means any return, declaration, report, statement, and any other document required to be filed in respect of any Tax.
     “Selling Subsidiaries” means 3ware, Inc., a California corporation, AMCC Sales Corporation, a Delaware corporation, AMCC Enterprise Corporation, a Delaware corporation, AMCC China, Inc., a Delaware corporation, Applied Micro Circuits Corporation (AMCC) Vietnam, a company organized under the laws of Vietnam, AMCC (UK) Limited, a company organized under the laws of the United Kingdom, and AMCC Deutschland GmbH, a company organized under the laws of Germany.
     “Storage Products” means all versions and releases of the products of the Storage Business, including those identified on Schedule 1.1 and all other Hardware HRA products and directly associated software, including RAID stack, drivers, bios and management utilities (as currently or formerly conducted and as currently or, to the extent any Hardware HRA or directly associated software is documented in materials included on Schedule A, formerly under development by the Storage Business.
     “Subsidiary” of any Person means any other Person in which an amount of voting securities, or other voting ownership or voting partnership interests sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person) is owned directly or indirectly by such first Person.
     “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers’ compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law.
     “Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

     “Transferred Contracts” means (i) the Contracts identified on Schedule 2.1(f), (ii) any customer orders for Storage Products to the extent that they are not completely fulfilled prior to the Closing, (iii) Assumed Purchase Orders, and (iv) any other Contracts that AMCC and Buyer mutually agree in writing after the date hereof to treat as a Transferred Contract for purposes of this Agreement.
     “Transferred Governmental Permits” means the Governmental Permits identified on Schedule 2.1(h) as being transferred to Buyer.
     “Transferred Intellectual Property” means the Intellectual Property assigned to Buyer pursuant to the Intellectual Property Agreement.
     “Transferred Licenses” means (i) Licenses identified on Schedule 2.1(g) and (ii) Licenses which Buyer notifies AMCC at least one (1) Business Day prior to the Closing Date are to be added to Schedule 2.1(g).
     “Transition Services Agreement” means the transition services agreement in substantially the form attached hereto as Exhibit E.
     “Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).
     1.2 Additional Defined Terms
     For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below or in the Intellectual Property Agreement, in each case as indicated below:

Term	Section
“AMCC”	Preamble
“Agreement”	Preamble
“Asset Acquisition Statement”	Section 5.3(b)
“Assigned Software”	Intellectual Property Agreement
“Assigned Technical Information”	Intellectual Property Agreement
“Assumed Leased Equipment”	Section 5.5(a)
“Assumed Liabilities”	Section 2.4
“Bulk Sales Laws”	Section 2.8
“Buyer”	Preamble
“Buyer’s Returns”	Section 5.3(c)
“Buyer Savings Plan”	Section 5.4(f)
“Channel Inventory”	Section 3.15(b)
“Closing Statement”	Section 2.9(a)
“Collateral Agreements”	Recital D
“Consideration”	Section 2.3
“Competing Business”	Section 5.9(a)

Term	Section
“Competing Transaction”	Section 5.10
“Deductible”	Section 9.2(e)
“Deficit Channel Inventory Amount”	Section 2.9(e)
“Deficit Inventory Amount”	Section 2.9(d)
“Excess Channel Inventory Amount”	Section 2.9(e)
“Excluded Assets”	Section 2.2
“Excluded Leased Equipment”	Section 5.5(c)
“Excluded Liabilities”	Section 2.5
“Expiration Date”	Section 9.1
“Final Channel Inventory Amount”	Section 2.9(e)
“Final Inventory Amount”	Section 2.9(d)
“Hardware HRA”	Recital A
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“Independent Expert”	Section 2.9(c)
“Key Business Employees”	Section 8.2(d)
“Legacy Patents”	Intellectual Property Agreement
“Licensed Field”	Intellectual Property Agreement
“Licensed Software”	Intellectual Property Agreement
“Licensed Technical Information”	Intellectual Property Agreement
“Losses”	Section 9.2(a)
“Material Contracts”	Section 3.10(a)
“Notice of Objection”	Section 2.9(b)
“Patents”	Section 1.1
“Premises Leases”	Section 3.7(b)
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“Purchased Leased Equipment”	Section 5.5(b)
“Required Consents”	Section 8.2(c)
“Review Period”	Section 2.9(b)
“Sellers”	Preamble
“Seller Consents”	Section 3.4(b)
“Seller’s Returns”	Section 5.3(a)
“Storage Business”	Recital A
“Third-Party Claim”	Section 9.3(a)
“Trademarks”	Section 1.1
“Transferred Employees”	Section 5.4(a)
“Transfer Taxes”	Section 2.7(a)
“WARN Act”	Section 5.4(e)
     1.3 Other Definitional and Interpretive Matters
     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

     (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     (b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
     (c) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     (d) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     (e) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     (f) Schedules. The Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
2. Purchase and Sale of the Storage Business
     2.1 Purchase and Sale of Assets
     Upon the terms and subject to the conditions of this Agreement, at the Closing, AMCC shall, and shall cause the Selling Subsidiaries to sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all right, title and interest of Sellers in, to and under the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the term “Purchased Assets” means (i) all the assets, properties and rights primarily related to, or primarily used or primarily held for use in, the operation or conduct of, the Storage Business, whether tangible or intangible, real, personal or mixed (except in each case not any of the Excluded Assets and not any items primarily related to Excluded Assets or Excluded Liabilities), and (ii) those assets, properties and rights set forth or described in paragraphs (a) through (j) below (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in AMCC’s financial statements:

     (a) the Owned Equipment;
     (b) the Purchased Leased Equipment;
     (c) the Fixtures and Supplies;
     (d) the Inventory;
     (e) the Transferred Intellectual Property and other rights assigned to Buyer pursuant to the Intellectual Property Agreement;
     (f) the Transferred Contracts;
     (g) the Transferred Licenses;
     (h) the Transferred Governmental Permits;
     (i) the Business Records; and
     (j) the goodwill of the Storage Business, other than the goodwill associated with AMCC’s name.
     2.2 Excluded Assets
     Notwithstanding anything in Section 2.1 to the contrary, Sellers, on the one hand, and Buyer, on the other hand, expressly acknowledge and agree that the Purchased Assets shall not include, and Sellers are not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Sellers, any of the rights, properties or assets set forth or described in paragraphs (a) through (s) below (the rights, properties and assets expressly excluded by this Section 2.2 being referred to herein as the “Excluded Assets”):
     (a) any cash, cash equivalents, bank deposits, investment accounts, bank accounts, lockboxes, certificates of deposit, marketable securities, corporate credit cards, corporate calling cards or similar items of Seller or any Affiliate thereof;
     (b) any accounts receivable, notes receivable or similar items of Seller or any Affiliate thereof, together with any unpaid interest or fees accrued thereon or other amounts receivable with respect thereto, and any claim, remedy or right related to any of the foregoing;
     (c) any claim, right or interest of Seller or any Affiliate thereof in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Tax Period;
     (d) the Excluded Contracts;

     (e) the Nonassignable Licenses;
     (f) the Excluded Equipment set forth on Schedule 2.2(f), the Excluded Vietnam Equipment, if any, and the Excluded Leased Equipment;
     (g) the operations of the Storage Business located in Vietnam;
     (h) any Governmental Permits other than the Transferred Governmental Permits;
     (i) any furniture, furnishings and other tangible personal property set forth on Schedule 2.2(i);
     (j) any rights in any real property, other than as provided for in the Transition Services Agreement or as included as a Transferred Contract;
     (k) all external telephone numbers of any Business Employee that is not a Transferred Employee;
     (l) any insurance policies, binders and claims and rights thereunder and the proceeds thereof;
     (m) except as specifically provided in Section 5.4, all of the assets of the Benefit Plans;
     (n) any rights, claims, defenses or causes of action of Sellers or any Affiliate thereof against Third Parties relating to the assets, properties, business or operations of Sellers or any Affiliate thereof solely related to, arising from or incurred in connection with conditions or events occurring prior to the Closing;
     (o) any information management system of Sellers or any Affiliate thereof that is not primarily related to, and not primarily used or primarily held for use, in the operation or conduct of the Storage Business;
     (p) any integrated circuit masks;
     (q) any Excluded Records;
     (r) the Excluded Intellectual Property, including any right to, or use of, the “AMCC” or “Applied Micro Circuits Corporation” trademarks; and
     (s) any securities or equity interests in any Person.
     2.3 Purchase Price

     In consideration of the sale, transfer, assignment, conveyance and delivery by Sellers of the Purchased Assets to Buyer, Buyer shall (i) pay to AMCC at the Closing, an aggregate amount in cash equal to TWENTY MILLION DOLLARS ($20,000,000) (the “Purchase Price”) by wire transfer of immediately available funds to an account designated by AMCC’s written instructions provided to Buyer at least two (2) Business Days prior to Closing, and (ii) assume the Assumed Liabilities (together with the Purchase Price, the “Consideration”). The Purchase Price is subject to adjustment as set forth in Section 2.9 of this Agreement.
     2.4 Assumed Liabilities
     Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Liabilities of Sellers pursuant to or under the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means only the following Liabilities, whether or not any such Liability has a value for accounting purposes or is carried or reflected on or specifically referred to in AMCC’s financial statements (provided, however, that in no event shall Assumed Liabilities include any Excluded Liabilities):
     (a) all Liabilities, solely to the extent related to, arising from or incurred in connection with conditions or events occurring after the Closing under, or arising under, or pursuant to, the Transferred Contracts, Transferred Licenses and Transferred Governmental Permits;
     (b) solely with regard to conditions or events occurring after the Closing, all Liabilities with respect to the Storage Business or the Purchased Assets, in each case as conducted by Buyer (or for Buyer’s benefit pursuant to the Transition Services Agreement in accordance with the terms and conditions set forth therein);
     (c) all Liabilities with respect to the Transferred Employees’ employment arising solely from or in connection with their employment by Buyer with respect to periods subsequent to the Closing Date; and
     (d) all Liabilities associated with the packaging, shipment and delivery of any Owned Equipment or Fixtures and Supplies from any Seller to Buyer or its designees after the Closing, including any export taxes directly related to the shipment or moving of any such items outside of the particular jurisdiction where such items are located.
     2.5 Excluded Liabilities
     Notwithstanding anything in Section 2.4 to the contrary, Sellers, on the one hand, and Buyer, on the other hand, hereby expressly acknowledge and agree that the Assumed Liabilities shall not include, Sellers shall not assign to Buyer pursuant to this Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities of AMCC or any Selling Subsidiary or any Affiliate thereof, whether direct or indirect, known or unknown, absolute, contingent or otherwise pursuant to or under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means (x) any or all Liabilities of AMCC or any Selling Subsidiary or any Affiliates thereof that do not constitute Assumed Liabilities and (y) any or all Liabilities set forth or described in paragraphs (a) through (g) below, in each case whether or not any such Liability has a value for accounting purposes or is carried or reflected on, or specifically referred to in, AMCC’s financial statements:
     (a) any and all Liabilities related to, arising from, or incurred in connection with any conditions or events occurring prior to the Closing pursuant to the Transferred Contracts, Transferred Licenses and Transferred Governmental Permits;
     (b) any and all Liabilities related to, arising from, or incurred in connection with the Transferred Employees or the Purchased Assets with respect to any conditions or events occurring prior to the Closing;
     (c) any and all Liabilities related to, arising from, or incurred in connection with products shipped or services rendered or for which a receivable was booked prior to the Closing or for any rebates, incentives, discounts or special promotions for products shipped or services rendered prior to the Closing;
     (d) any and all Liabilities related to, arising from, or incurred in connection with, the Excluded Assets;
     (e) any and all Liabilities for Excluded Taxes;
     (f) any and all Liabilities with respect to excess or obsolete products returns and stock rotations relating to sales or shipments of product prior to the Closing; and
     (g) any and all Liabilities relating to, arising from, or incurred in connection with (i) any Benefit Plan, including any employment, severance or change of control agreement between a Business Employee and AMCC or any Selling Subsidiary or any Affiliate thereof, or (ii) with respect to any Transferred Employee, any wages, salaries, bonuses, commissions or other forms of compensation or other Liabilities relating to the employment of such Transferred Employee by AMCC or any Selling Subsidiary or any Affiliate thereof or termination of any such employee by AMCC or any Selling Subsidiary or any Affiliate thereof.
     2.6 Further Assurances; Further Conveyances and Assumptions
     (a) From time to time following the Closing, AMCC shall, or shall cause its Subsidiaries (including the Selling Subsidiaries) to, make available to Buyer such non-confidential data in personnel and medical records, and to the extent legally permissible and subject to reasonable restrictions such confidential data in personnel and medical records, of Transferred Employees as is reasonably necessary for Buyer to transition such employees into Buyer’s records and otherwise comply with its obligations under Section 5.4.

     (b) From time to time following the Closing, Sellers and Buyer shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended by the parties to be conveyed or licensed to Buyer under this Agreement and the Collateral Agreements and for Buyer and its respective successors and assigns to fully and effectively assume the Assumed Liabilities intended by the parties to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby and to confirm Buyer’s title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring back to the appropriate Seller any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing.
     (c) Sellers hereby constitute and appoint Buyer and its successors and assigns as their true and lawful attorneys in fact in connection with the transactions contemplated by this Agreement, with full power of substitution, in the name and stead of Sellers but on behalf of and for the benefit of Buyer and its successors and assigns, to demand and receive any and all of the Purchased Assets hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Sellers or otherwise, for the benefit of Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which Buyer or its successors or assigns reasonably deem desirable.
     (d) Without limiting Buyer’s rights or Sellers’ obligations under Sections 5.6, 7.1(b) and 8.2(c), and notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Asset if any attempted sale, conveyance, assignment, sublease or transfer of such Purchased Asset, without the authorization, approval, consent or waiver of a Third Party would constitute a breach or violation thereof or affect adversely the rights of Buyer, AMCC or a Selling Subsidiary under such Purchased Asset (a “Nonassignable Asset”) and any such Nonassignable Asset shall not be deemed to be sold, conveyed, assigned, subleased or otherwise transferred to Buyer until such authorization, approval, consent or waiver has been obtained. If and to the extent requested in writing by Buyer following the Closing, AMCC shall use its commercially reasonable efforts to obtain the consent of the other parties to any such Nonassignable Asset or any claim, right or any benefit arising thereunder for the assignment thereof to Buyer, and Buyer shall reasonably cooperate with such efforts. In the event consents to the assignment of any Nonassignable Assets cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by AMCC or the applicable Selling Subsidiary in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in AMCC’s or the applicable Selling Subsidiary’s name (to the extent permitted by the terms of the Nonassignable Assets) and all benefits existing thereunder shall be for Buyer’s account. AMCC shall take or cause to be taken at AMCC’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of any such Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under such Nonassignable Assets, and AMCC or the applicable Selling Subsidiary shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, AMCC, on behalf of itself and any applicable Selling Subsidiaries, authorizes Buyer, except to the extent prohibited by the terms of the Nonassignable Assets, at AMCC’s expense, to perform all the obligations and/or receive all the benefits of AMCC or any applicable Selling Subsidiaries under the Nonassignable Assets, and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of any applicable Selling Subsidiaries and on any such Selling Subsidiaries’ behalf with respect thereto.
     (e) If, within six (6) months after the Closing Date, Buyer has not taken physical possession of all items of Owned Equipment and all items of Fixtures and Supplies, AMCC shall provide Buyer with written notice of the existence of such Owned Equipment and/or Fixtures and Supplies and Buyer shall take physical possession of such Owned Equipment and/or Fixtures and Supplies within thirty (30) days after Buyer’s receipt of such written notice. If Buyer has not taken physical possession of such Owned Equipment and/or Fixtures and Supplies within such thirty (30) day period, AMCC may dispose of such Owned Equipment and/or Fixtures and Supplies.
     2.7 Taxes; Recording and Filing Fees
     (a) Notwithstanding any other provision of this Agreement to the contrary, Buyer, on the one hand, and Sellers, on the other hand, shall share equally any and all applicable sales, use, transfer or similar Taxes that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement, including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby (collectively, “Transfer Taxes”). The parties shall use reasonable commercial efforts to minimize Transfer Taxes, if any, including utilizing electronic-only delivery methods to transfer all Intellectual Property Rights to the extent such Intellectual Property Rights may be delivered electronically. The applicable party shall accurately bill the other party for their share of any Transfer Taxes due in a timely manner. Transfer Taxes shall not include Seller’s net income and capital gains Taxes or franchise or other Taxes based on Seller’s net income.
     (b) All applicable recording or filing fees that may be imposed, assessed or payable by reason of the operation or as a result of the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements shall be paid by the party primarily responsible for the payment of any such recording or filing fees according to Law.

     2.8 Bulk Sales Law
     Buyer hereby waives compliance by Sellers with the requirements and provisions of any “bulk sales,” “bulk-transfer” or any similar Laws of any jurisdiction, including Article 6 of the California Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer (collectively, “Bulk Sales Laws”).
     2.9 Inventory and Channel Inventory Adjustments
          (a) Not later than five (5) Business Days after the Closing Date, AMCC will prepare and deliver to Buyer a certificate, signed by an officer of AMCC, setting forth the Closing Inventory Amount (the “Closing Inventory Amount Statement”). Not later than forty-five (45) days after the Closing Date, AMCC will prepare and deliver to Buyer a certificate, signed by an officer of AMCC, setting forth the Closing Channel Inventory Amount (the “Closing Channel Inventory Amount Statement” and, together with the Closing Inventory Amount Statement, the “Closing Statements”).
          (b) Upon receipt from AMCC of any Closing Statement, Buyer shall have thirty (30) days to review such Closing Statement (such review period with respect to such Closing Statement, the “Review Period”). During any Review Period, AMCC (A) shall, at Buyer’s reasonable request, assist, and shall cause its Subsidiaries and each of their respective representatives to assist Buyer and its representatives in their review of such Closing Statement, (B) shall provide Buyer and its representatives with any information reasonably requested by them for the purposes of their review and (C) shall give Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties and Excluded Records for the purposes of such review. If Buyer disagrees with AMCC’s computation of the Closing Inventory Amount or the Closing Channel Inventory Amount, as the case may be, Buyer may, on or prior to the last day of the applicable Review Period, deliver a written notice to AMCC (such notice with respect to such applicable amount, the “Notice of Objection”), which sets forth its specific objections to AMCC’s calculation of the Closing Inventory Amount or the Closing Channel Inventory Amount, as the case may be. Any Notice of Objection shall specify those items or amounts with which Buyer disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Buyer’s calculation of the Closing Inventory Amount or the Closing Channel Inventory Amount, as the case may be, based on such objections. To the extent not set forth in the applicable Notice of Objection, Buyer shall be deemed to have agreed with AMCC’s calculation of all other items and amounts contained in the applicable Closing Statement. Buyer and AMCC acknowledge that the sole purpose of the determination of the Closing Inventory Amount and the Closing Channel Inventory Amount is to (i) adjust the Purchase Price so as to reflect the difference between the Closing Inventory Amount and the Forecasted Inventory Amount and (ii) adjust the Purchase Price so as to reflect the difference between the Closing Channel Inventory Amount and the Forecasted Channel Inventory Amount, and that in each case such change is to be measured using the Closing Inventory Accounting Principles.

          (c) Unless Buyer delivers any Notice of Objection to AMCC within the applicable Review Period, Buyer shall be deemed to have accepted AMCC’s calculation of the Closing Inventory Amount or the Closing Channel Inventory Amount, as the case may be, and the applicable Closing Statement shall be final, conclusive and binding on all parties. If Buyer delivers any Notice of Objection to AMCC within the applicable Review Period, then Buyer and AMCC shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the Closing Inventory Amount or the Closing Channel Inventory Amount, as the case may be. If, at the end of such period or any mutually agreed extension thereof, Buyer and AMCC are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to KPMG LLP (or, if such firm shall decline or is unable to act, or has a material relationship with Buyer or AMCC or any of their respective Affiliates, another nationally recognized independent accounting firm mutually acceptable to Buyer and AMCC) (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.9 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Inventory Amount or the Closing Channel Inventory Amount, as the case may be, set forth in the applicable Closing Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and AMCC and not on an independent review. Buyer and AMCC shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than forty-five (45) days after its retention, the Independent Expert shall deliver to Buyer and AMCC a report which sets forth its resolution of the disputed items and amounts and its calculation of the Closing Inventory Amount or Closing Channel Inventory Amount, as the case may be; provided that in no event shall (i) the Closing Inventory Amount as determined by the Independent Expert be more than AMCC’s calculation of the Closing Inventory Amount set forth in the Closing Inventory Amount Statement nor less than Buyer’s calculation of the Closing Inventory Amount set forth in the applicable Notice of Objection and (ii) the Closing Channel Inventory Amount as determined by the Independent Expert be less than AMCC’s calculation of the Closing Channel Inventory Amount as set forth in the Closing Channel Inventory Amount Statement nor more than Buyer’s calculation of the Closing Channel Inventory Amount set forth in the applicable Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne proportionally by AMCC and Buyer, on the basis, for each such party, of the ratio of the collective difference between the amount submitted by such party and the determination made by the Independent Expert to the collective difference between the amounts submitted by each party.
          (d) For purposes of this Agreement, “Final Inventory Amount” means the Closing Inventory Amount: (i) as shown in the Closing Inventory Amount Statement delivered by AMCC to Buyer pursuant to Section 2.9(a), if no Notice of Objection with respect thereto is timely delivered by Buyer to AMCC pursuant to Section 2.9(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and AMCC pursuant to Section 2.9(c) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.9(c). If the Final Inventory Amount is less than the Forecasted Inventory Amount, AMCC shall pay to Buyer, as an adjustment to the Purchase Price, in the manner as provided in Section 2.9(f), an amount of cash equal to the difference between the Final Inventory Amount and the Forecasted Inventory Amount (the “Deficit Inventory Amount”). If the Final Inventory Amount is greater than the Forecasted Inventory Amount, Buyer shall pay to AMCC, as an adjustment to the Purchase Price, in the manner as provided in Section 2.9(f), an amount of cash equal to the difference between the Final Inventory Amount and the Forecasted Inventory Amount (the “Excess Inventory Amount”).
          (e) For purposes of this Agreement, “Final Channel Inventory Amount” means the Closing Channel Inventory Amount: (i) as shown in the Closing Channel Inventory Amount Statement delivered by AMCC to Buyer pursuant to Section 2.9(a), if no Notice of Objection with respect thereto is timely delivered by Buyer to AMCC pursuant to Section 2.9(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and AMCC pursuant to Section 2.9(c) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.9(c). If the Final Channel Inventory Amount is less than the Forecasted Channel Inventory Amount, Buyer shall pay to AMCC, as an adjustment to the Purchase Price, in the manner as provided in Section 2.9(f), an amount of cash equal to seventy five percent (75%) of the difference between the Final Channel Inventory Amount and the Forecasted Channel Inventory Amount (the “Deficit Channel Inventory Amount”). If the Final Channel Inventory Amount is greater than the Forecasted Channel Inventory Amount, AMCC shall pay to Buyer, as an adjustment to the Purchase Price, in the manner as provided in Section 2.9(f), an amount of cash equal to seventy five percent (75%) of the difference between the Final Channel Inventory Amount and the Forecasted Channel Inventory Amount (the “Excess Channel Inventory Amount”).
          (f) Within three (3) Business Days after the Final Inventory Amount or the Final Channel Inventory Amount, as the case may be, has been finally determined pursuant to this Section 2.9, (i) if there is a Deficit Inventory Amount or an Excess Channel Inventory Amount, as the case may be, AMCC shall pay to Buyer an amount equal to the sum of such Deficit Inventory Amount or such Excess Channel Inventory Amount, as the case may be, calculated as set forth above and (ii) if there is an Excess Inventory Amount or a Deficit Channel Inventory Amount, as the case may be, Buyer shall pay to AMCC an amount equal to the sum of such Excess Inventory Amount or such Deficit Channel Inventory Amount, as the case may be, calculated as set forth above. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by the Buyer or the Seller, as the case may be, at least one (1) Business Day prior to such transfer.

3. Representations and Warranties of Seller
     Subject to the exceptions set forth in the Schedules delivered by AMCC to Buyer concurrently with the execution of this Agreement (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article 3 to the extent that it is reasonably apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), AMCC represents and warrants to Buyer that:
     3.1 Organization and Qualification
     Each of AMCC and each Selling Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of AMCC and each Selling Subsidiary has all requisite corporate power and authority to carry on the Storage Business as currently conducted and to own or lease and operate the Purchased Assets owned or leased by it. Each of AMCC and each Selling Subsidiary is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Storage Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since March 31, 2008, the office locations of AMCC and its Subsidiaries relating to the Storage Business and the names used by them in the conduct of the Storage Business are set forth in Schedule 3.1.
     The Selling Subsidiaries are the only Affiliates of AMCC that have title to any asset reasonably expected to be a Purchased Asset or any obligation reasonably expected to be an Assumed Liability.
     3.2 Authorization
     Each of AMCC and each Selling Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party and to effect the transactions contemplated hereby and, as applicable, thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it is a party have been duly authorized by all requisite corporate action.
     3.3 Binding Effect
     This Agreement has been duly executed and delivered by AMCC and this Agreement is, and the Collateral Agreements, when duly executed and delivered by AMCC and each Selling Subsidiary party thereto, as applicable, will be, valid and legally binding obligations of such parties, enforceable against them in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

     3.4 Non-Contravention; Consents
     (a) Assuming that all Seller Consents have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by AMCC and each Selling Subsidiary party thereto, and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of such party’s certificate of incorporation or by-laws, (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect any material obligation under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which AMCC or any Selling Subsidiary is a party or by which it is bound or which relates to the Storage Business or the Purchased Assets or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets other than as a result of this Agreement or the Collateral Agreements or (iii) violate in any material respect any Law of any Governmental Body having jurisdiction over Sellers or the Purchased Assets.
     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by AMCC or any Selling Subsidiary in connection with the execution and delivery of this Agreement or the Collateral Agreements to which it is a party or for the sale of the Purchased Assets and the consummation of the transactions contemplated hereby and thereby, except for consents or approvals of Third Parties that are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto or for AMCC or any Selling Subsidiary to perform its obligations under this Agreement or the Collateral Agreements to which it is a party as identified on Schedule 3.4(b) (the “Seller Consents”).
     3.5 Title to Property; Equipment; Sufficiency of Assets
     (a) Sellers have and at the Closing will have good and valid title to, or a valid and binding leasehold interest in, all of the real and personal Purchased Assets free and clear of any Encumbrance (other than a Permitted Encumbrance). This Section 3.5(a) does not apply to Intellectual Property Rights assigned or licensed to Buyer pursuant to the Intellectual Property Agreement.
     (b) Schedule 3.5(b) contains a list of all Owned Equipment (including location) and Leased Equipment (including location) that is true, correct and complete in all material respects. Schedule 3.5(b) also contains a true, correct and complete list of leases pursuant to which such Leased Equipment is leased by Sellers. Sellers have previously provided to Buyer true, correct and complete copies (including all amendments and modifications to date) of each such lease. The Owned Equipment and the Leased Equipment constitute all (i) equipment (including test equipment), computers, servers, machinery, test fixtures, validation fixtures and hardware, (ii) tangible embodiments in any media of the Assigned Software and

Assigned Technical Information, and (iii) other tangible personal property (including any related spare parts, probe cards, load boards, test sockets, dies, molds, tools, and tooling), in the case of each of clauses (i), (ii) and (iii) primarily related to, or primarily used or primarily held for use in, the operation or conduct of the Storage Business.
     (c) Each material item of Owned Equipment and Leased Equipment is in good operating condition, reasonable wear and tear excepted, is suitable for the uses for which it is intended or used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.
     (d) The Purchased Assets to be acquired or licensed under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement and the rights to be acquired under this Agreement and the Collateral Agreements), the Intellectual Property Rights to be assigned or licensed pursuant to the Intellectual Property Agreement, the Excluded Contracts, the Nonassignable Licenses, the Benefit Plans and the Business Employees (i) include all assets, personnel and rights primarily related to, or primarily used or primarily held for use by Sellers in, the Storage Business, and (ii) except for those Contracts set forth on Schedule 3.10(c) and those assets set forth on Schedule 3.5(d), are sufficient for the conduct of the Storage Business immediately following the Closing by Buyer in substantially the same manner as currently or formerly (except for which Seller has no further obligations to support products) conducted by Sellers. In the event this Section 3.5(d) is breached in any immaterial manner because Sellers have in good faith failed to identify and transfer any immaterial assets or properties or provide any immaterial services primarily related to, or primarily used or primarily held for use in the Storage Business, such breach shall be deemed cured if AMCC or any Selling Subsidiary, as applicable, promptly transfers such assets or properties or provides such services to Buyer at no additional cost to Buyer.
     3.6 Permits
     Except as set forth on Schedule 3.6, there are no material Governmental Permits necessary for or used by Sellers to operate the Storage Business as currently conducted. Either AMCC or its Subsidiaries own, hold or possess in their own name, all material Governmental Permits that are required by currently effective Laws and necessary to own or lease, operate and use the Purchased Assets and to use or occupy the Premises and to operate the Storage Business, all of which are valid and in full force and effect. Sellers are not in violation of or in default under any such Governmental Permits in any material respect. As of the date of this Agreement, no proceeding is pending or, to Sellers’ knowledge, threatened to revoke or limit any such Governmental Permit. To Sellers’ knowledge, there is no Governmental Permit which will be required to be obtained by or transferred to Buyer in connection with the operation of the Storage Business or ownership and use of the Purchased Assets and which will be unavailable or may not be obtained or transferred, and none of the Transferred Governmental Permits contains any prohibition, restriction, condition or limitation materially adversely affecting the current or contemplated operation of the Storage Business.

     3.7 Real Estate
     (a) Sellers do not own any real property, and have never owned any real property, necessary for, primarily related to, or primarily used or primarily held for use in connection with the operation and conduct of the Storage Business.
     (b) Schedule 3.7(b) contains a true, correct and complete list, as of the date hereof, of the Premises. Sellers have provided Buyer with a true, correct and complete copy of all real property leases for the Premises (the “Premises Leases”). Except as identified on Schedule 3.7(b), all Premises Leases are in full force and effect and no Seller has violated, and, to Sellers’ knowledge, the landlord has not violated or waived, any of the material terms or conditions of any Premises Lease and all the material covenants to be performed by Sellers and, to Sellers’ knowledge, the landlord under the Premises Leases have been performed in all material respects.
     (c) The use of the Premises, as presently used by the Storage Business, does not violate in any material respect any local zoning or similar land use Laws or governmental regulations. Sellers are not in material violation of or in noncompliance in any material respect with any covenant, condition, restriction, order or easement affecting any Premises. There is no condemnation or, to the knowledge of Sellers, threatened condemnation affecting the Premises.
     (d) The use of the Premises and improvements thereon by Sellers comply with all applicable Laws, and Sellers have obtained all approvals, licenses, permits and consents, which remain in full force and effect, of Governmental Bodies required for the leasing of the Premises and for the operation and conduct of the Storage Business therein, except for any noncompliance with applicable laws or failure to obtain or maintain any required approvals, licenses, permits and consents that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
     3.8 Compliance With Laws; Litigation
     (a) Except as set forth on Schedule 3.8(a), with respect to the Storage Business conducted by Sellers and the Purchased Assets, Sellers are in compliance in all material respects with all applicable Laws.
     (b) Except as set forth on Schedule 3.8(b), (i) no material judgment, order, writ, injunction or decree of any Governmental Body that is related to the Storage Business or the Purchased Assets is in effect and (ii) there is no material action, suit, proceeding, arbitration or governmental investigation pending or, to Sellers’ knowledge, threatened against AMCC or any Selling Subsidiary (A) relating to the Storage Business or the Purchased Assets or (B) that would hinder or delay its ability to consummate the transactions contemplated by this Agreement or any Collateral Agreement.

     3.9 Business Employees
     (a) Schedule 3.9(a) contains a true, correct and complete list of all employees of AMCC and its Subsidiaries primarily engaged in the operation or conduct of the Storage Business and those employees of AMCC and its Subsidiaries engaged in the physical design and other support services that provide services primarily to the Storage Business, in each case, as of the date specified on such list, showing for each Business Employee, the name, current position held, service commencement date (with respect to the Storage Business as conducted by AMCC or its Subsidiaries), salary or wages and aggregate annual compensation for AMCC’s last fiscal year and as of the date of this Agreement. None of the Business Employees is covered by any union, collective bargaining agreement or other similar labor agreement.
     (b) Except as set forth on Schedule 3.9(b), the employment of each Business Employee is terminable by AMCC or the applicable Subsidiary of AMCC at will, and no Business Employee is entitled to receive severance pay or other benefits from AMCC or the applicable Subsidiary of AMCC following the termination of such Business Employee’s employment.
     (c) Except as set forth on Schedule 3.9(c), to Sellers’ knowledge, (i) no Business Employee has any present intention to terminate his employment, except as contemplated by this Agreement and (ii) no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may reasonably be expected to have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Storage Business.
     (d) Except as set forth in Schedule 3.9(d), with respect to the Business Employees, neither AMCC nor any Selling Subsidiary nor any of their ERISA Affiliates currently maintains, contributes to or has any material Liability under any Benefit Plan. With respect to each of the Benefit Plans identified on Schedule 3.9(d), Sellers have made available to Buyer true, correct and complete copies of the most recent summary plan or other written description thereof. Each Benefit Plan listed on Schedule 3.9(d) has been operated in material compliance with all applicable Laws, including ERISA. Each Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), and Sellers are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed on Schedule 3.9(d), neither AMCC nor any Selling Subsidiary nor any of their ERISA Affiliates currently maintains, contributes to or has any material Liability under any Benefit Plan, has any obligations for retiree health or life benefits under any Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits.
     (e) With respect to the Business Employees, there is not presently pending or existing, and to Sellers’ knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage or (ii) any application for certification of a collective bargaining agent.

     (f) Except as set forth in Schedule 3.9(f), the execution and delivery of this Agreement and the Collateral Agreements by Sellers, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or employment contract that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee.
     3.10 Contracts
     (a) Sellers have delivered or made available to Buyer a true, correct and complete copy of each Contract and License (the “Material Contracts”). Schedule 3.10(a) contains a true, correct and complete list, as of the date hereof, of the following Material Contracts:
          (i) employment or consulting agreements, contracts or commitments with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, in each case other than offer letters that do not contain severance or change of control provisions;
          (ii) fidelity or surety bonds or completion bonds;
          (iii) leases of personal property having a value individually in excess of $25,000;
          (iv) agreements of indemnification or guaranty (other than in the ordinary course of business in connection with the sale of Sellers’ products);
          (v) agreements, contracts or commitments containing any covenant or license limiting the freedom of Sellers or any of their Subsidiaries to engage in the Storage Business or to compete with any person in the Storage Business;
          (vi) any License, other than non-exclusive “shrink-wrap,” “click-wrap” and similar end user licenses with an aggregate license fee of less than $2,500;
          (vii) any licenses granting exclusive rights to any Intellectual Property primarily related to, primarily used or primarily held for use in, the operation or conduct of the Storage Business;
          (viii) any agreement, contracts, commitments or licenses with respect to any Transferred Intellectual Property;
          (ix) agreements, contracts or commitments relating to capital expenditures and involving future payments in excess of $50,000;

          (x) agreements, contracts or commitments relating to the disposition or acquisition of assets outside the ordinary course of business;
          (xi) mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (iv) hereof;
          (xii) purchase orders or contracts for the purchase of raw materials involving $50,000 or more, other than purchase orders or contracts for integrated circuits from IBM;
          (xiii) construction contracts;
          (xiv) distribution, joint marketing or development agreements; or
          (xv) other agreements, contracts or commitments that involve $50,000 or more or are not cancelable without penalty upon thirty (30) days notice.
     (b) Each Material Contract is valid, binding and enforceable against each Seller party thereto and, to Sellers’ knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as identified on Schedule 3.10(b), each Seller party thereto has complied in all material respects and has not received any notice that it is in default under or in breach of or is otherwise delinquent in performance under any Material Contract to which it is a party or by which it is bound, and, to Sellers’ knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
     (c) Schedule 3.10(c) sets forth certain contracts and licenses (other than Benefit Plans) which may be material to the Storage Business and/or would be required to be included on Schedule 3.10(a) but for the fact that they are not primarily related to, or primarily used or primarily held for use in the operation or conduct of the Storage Business or contracts and licenses by which the Purchased Assets may be bound.
     3.11 Environmental Matters
     Except a set forth in Schedule 3.11 and with respect to the Storage Business:
     (a) None of the Premises is subject to any on-going investigation by, order from or agreement with any Person relating to (i) any Environmental Law, or (ii) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;
     (b) Neither AMCC nor any Selling Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of, or material Liability under, any Environmental Law in respect of the operation and conduct of the Storage Business or in respect of the Premises;
     (c) Sellers have filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment, except where failures to file any such notices, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;
     (d) Sellers have not received any written notice to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance in connection with the Storage Business, except for any such notices relating to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and
     (e) There are no Hazardous Substances (other than those contained in office and janitorial products maintained in compliance with Environmental Laws) in, on, under or about the Premises (including the soil, groundwater and improvements at such locations).
     3.12 Revenues; Financial Information; Absence of Certain Changes
     (a) Schedule 3.12(a) sets forth a statement of revenues for the Storage Business for each of the fiscal years ended March 31, 2008, 2007 and 2006 and for the quarterly periods ending on June 30, September 30 and December 31, 2008 and March 31, 2009. The statement of revenues is derived from and has been prepared in accordance with GAAP and the books and records of AMCC (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby, presents fairly in all material respects the revenues of the Storage Business for such periods and are true, correct and complete in all material respects.
     (b) Schedule 3.12(b) sets forth certain historical financial information (including profit and loss, accounts receivable and Inventory statements) for the Storage Business for each of the fiscal years ended March 31, 2008 and 2007 and for the quarterly periods ending on June 30, September 30 and December 31, 2008. The historical financial information relating to the Storage Business set forth on Schedule 3.12(b) was prepared in good faith by AMCC’s management and is based upon reasonable assumptions. Sellers are not aware of any fact or set of circumstances that would lead them to believe that such historical financial information is incorrect or misleading in any material respect. Promptly after AMCC prepares and finalizes its financial statements for the fiscal year and quarterly period ending March 31, 2009, AMCC will prepare and deliver to Buyer certain historical financial information (including profit and loss, accounts receivable and Inventory statements) for the Storage Business for the quarterly period ending on March 31, 2009, which will be prepared in good faith by AMCC’s management and will be based upon reasonable assumptions.

     (c) Except as set forth in Schedule 3.12(c), since December 31, 2008 to the date hereof, the Storage Business has been conducted in the ordinary course consistent with past practices and there has not been with respect to the Storage Business:
          (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;
          (ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Storage Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;
          (iv) any relinquishment by Sellers of any contract or other right, in either case, material to the Storage Business;
          (v) any material change in any method of accounting or accounting practice by AMCC or any of its Subsidiaries with respect to the Storage Business;
          (vi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees;
          (viii) any amendment or change to the organizational or governing documents of AMCC or any Selling Subsidiary that restricts, limits or impairs such party’s ability to consummate the transactions contemplated hereby;
          (ix) any waiver or release of any material right or claim of or in favor of Sellers principally related to the Storage Business, including any compromise or settlement of any claim, litigation or other cause of action principally related to the Storage Business brought by Sellers against any Third Party;
          (x) any commencement or notice or, to the knowledge of Sellers, any threat of the commencement of any lawsuit or proceeding against or investigation of either AMCC or any Selling Subsidiary or their business or affairs in each case which could reasonably be expected to affect the Storage Business or the Purchased Assets;
          (xi) any notice of any claim of ownership by a Third Party of the Transferred Intellectual Property or the Licensed Intellectual Property, or any allegations that Sellers’ operation of the Storage Business or use or exploitation of any of the Purchased Assets is infringing on or has infringed upon any Third Party’s Intellectual Property Rights, in each case excluding any notice or claim that would not reasonably be expected to impair or limit in any material respect the use or ownership of such Transferred Intellectual Property or the Licensed Intellectual Property or the conduct of the Storage Business in the manner in which it currently is being conducted;

          (xii) any loss of any material distributor or supplier relationship with AMCC or any Selling Subsidiary that is primarily related to the Storage Business or any material adverse change in such relationship;
          (xiii) any injunction issued or other applicable Laws prohibiting Sellers from selling any products in any jurisdiction;
          (xiv) any loss of any customer of the Storage Business which generated sales in excess of one hundred thousand dollars ($100,000) during the twelve (12) months prior to the date of this Agreement, or any notice by any such customer or distributor of its intention to terminate or materially change the terms of or the volume of purchases of products from Sellers;
          (xv) any shipments or sales of quantities of products of the Storage Business to customers, including distributors, other than in the ordinary course; or
          (xvii) any agreement by Sellers or their Subsidiaries to do any of the foregoing.
     (d) No Seller has received or booked any prepaid revenues applicable to the Storage Business applicable to performance due after the Closing Date.
     3.13 Intellectual Property
     (a) The schedules and appendices to the Intellectual Property Agreement contain a true, correct and complete listing of all Transferred Intellectual Property that is registered or the subject of a registration application with the United States Patent and Trademark Office, United States Copyright Office or foreign equivalent thereof.
     (b) Except as listed in Schedule 3.13(b), the Transferred Intellectual Property constitutes all the Intellectual Property (other than Patents) owned by Sellers and primarily related to the Storage Business.
     (c) Sellers exclusively own and have a valid right to assign to Buyer all right, title and interest in and to the Transferred Intellectual Property. Sellers either own or have a valid right in or to the Licensed Intellectual Property to grant to Buyer the Licenses in the Intellectual Property Agreement. Following the Closing, all Transferred Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any Third Party (subject to non-exclusive licenses granted pursuant to standard Contracts, representative copies of which have been provided to Buyer, entered into in the ordinary course of the operation of the Storage Business). Except as set forth in Schedule 3.13(c), no licenses or consents are required from, or payments required to, any Third Party to permit Buyer to fully exploit the Transferred Intellectual Property and to exercise the rights granted to it with respect to the Licensed Intellectual Property.
     (d) Except as set forth in Schedule 3.13(d), to Sellers’ knowledge, there are no claims or demands of any Third Party pertaining to the Transferred Intellectual Property or the

Licensed Intellectual Property, with respect to the operation of the Storage Business by Sellers. No proceedings have been instituted, or are pending, or, to Sellers’ knowledge, are threatened which challenge the rights of Sellers in respect of the Transferred Intellectual Property or Licensed Intellectual Property. To Sellers’ knowledge, the Licensed Intellectual Property constitutes all of the Intellectual Property (other than commercially available software and publicly available open source software) owned by third parties and required (i) to conduct the Storage Business as of the date hereof and (ii) to make, have made, use, lease, import, offer to sell, or sell the Storage Products that are commercially available as of the date hereof.
     (e) The Storage Products constitute all of the products made, sold, designed, under development or otherwise constituting part of the Storage Business (other than discontinued products for which there is no continuing support obligation or Liability). Except as set forth in Schedule 3.13(e), the Transferred Intellectual Property and the Licensed Intellectual Property together constitute all of the Intellectual Property owned by Sellers and required (i) to conduct the Storage Business as of the date hereof and (ii) to make, have made, use, lease, import, offer to sell, or sell the Storage Products that are commercially available as of the date hereof.
     (f) Schedule 3.13(f) lists (i) all United States and international registered Trademarks, applications to register Trademarks, including intent-to-use applications, and (ii) United States mask work registrations and applications to register mask works, which are owned by Sellers and which are primarily related to the Storage Business, including the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed.
     (g) To the extent that any Transferred Intellectual Property or any portion thereof was originally owned or created by or for any Third Party, including any predecessor of Sellers or previous owner of the Storage Business: (i) such Third Parties have not retained and do not have any rights or licenses with respect to the Transferred Intellectual Property; and (ii) to Sellers’ knowledge, no basis exists for such Third Party to challenge or object to this Agreement.
     (h) Sellers have the full and unencumbered right to assign and transfer to Buyer all of their rights in and under the Transferred Licenses without incurring, or causing Buyer to incur, any obligation to any Third Party, including any royalty obligations, other than those obligations that Sellers would have had had such transfer not taken place.
     (i) Except as set forth in Schedule 3.13(i), Sellers have not transferred ownership of, or granted any license (whether exclusive or non-exclusive) of or right to use, or authorized the retention of any rights to use, any Transferred Intellectual Property to any other Person (other than non-exclusive licenses granted pursuant to standard Contracts, representative copies of which have provided to Buyer, entered into in the ordinary course of the operation of the Storage Business).
     (j) Other than the Contracts set forth on Schedule 3.13(j), there are no contracts, licenses or agreements to which either AMCC or any of its Subsidiaries is a Party with respect to any Transferred Intellectual Property.

     (k) To Sellers’ knowledge, neither (x) the operation of the Storage Business, including the making, using, selling, licensing and distribution of the Storage Products, by any Seller, nor (y) the Licensed Intellectual Property or the Transferred Intellectual Property (i) infringes or misappropriates any Intellectual Property Rights of any Person; (ii) violates the rights of any Person; or (iii) constitutes unfair competition or trade practices under the laws of any jurisdiction in which Seller or the Selling Subsidiary conducts the Storage Business. Except as set forth in Schedule 3.13(k), to Sellers’ knowledge, neither AMCC nor any Selling Subsidiary has received notice from any Person claiming that the Storage Business, the Transferred Intellectual Property or Licensed Intellectual Property infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.
     (l) Except as set forth in Schedule 3.13(l), there are no Contracts or Licenses between AMCC or any Selling Subsidiary and any Third Party with respect to the Transferred Intellectual Property or the Licensed Intellectual Property, under which there is any dispute or, to Sellers’ knowledge, any threatened dispute regarding the scope of such agreement or performance under such agreement.
     (m) Except as set forth in Schedule 3.13(m), to Sellers’ knowledge, no Person is infringing or misappropriating the Transferred Intellectual Property.
     (n) Sellers have reasonably protected their rights in Confidential Information and trade secrets associated with or related to the Transferred Intellectual Property. Sellers have and enforce a policy requiring each employee and consultant of Sellers to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Schedule 3.13(n), and all current and former employees and consultants of Sellers who have created or modified any of the Transferred Intellectual Property or Licensed Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Transferred Intellectual Property and the Licensed Intellectual Property to Sellers, as applicable.
     (o) AMCC has provided Buyer with access to its master bug database with respect to the Storage Products, and no information was expunged regarding the Storage Products prior to providing such access (other than routine revisions and deletions of information and data performed in the ordinary course of business).
     3.14 Taxes
     (a) There are no liens for Taxes upon any of the Purchased Assets other than Permitted Encumbrances and no action, proceeding or, to Sellers’ knowledge, investigation has been instituted against AMCC or any Affiliate thereof that would give rise to any such lien other than Permitted Encumbrances.
     (b) (i) Each of AMCC and each Selling Subsidiary has duly and timely filed all Returns that it was required to file; (ii) all such Returns were correct and complete in all material respects; (iii) all Taxes required to be shown as due on any Return have been paid, and (iv) all other Taxes that have become due and payable have been paid. To Sellers’ knowledge, there is no actual or contingent liability for Taxes that would reasonably be expected to become a liability of Buyer by reason of the transactions described herein. No Governmental Body has claimed that the Purchased Assets or the Storage Business are subject to Tax in a jurisdiction in which the required Returns have not been filed by Sellers or an Affiliate thereof. No material issues have been raised in writing in any audits, examinations or disputes pertaining to Taxes arising from the Purchased Assets or the Storage Business.
     (c) None of the Purchased Assets is an asset or property that is or will be required to be treated as (i) described in Section 168(f)(8) of the U.S. Internal Revenue Code of 1954 and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.
     3.15 Inventory; Channel Inventory
     (a) Except as set forth on Schedule 3.15, all Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business, except for obsolete items that have been written down to estimated net realizable value in accordance with generally accepted accounting principles, consistently applied, (ii) except for Channel Inventory, is located at the Premises or at the facilities of one or more of Sellers or is with Beyonics Technology Limited and (iii) has not been consigned or pledged as collateral to any Person. With the exception of below-standard quality Inventory that have been written down to their estimated net realizable value in accordance with GAAP, the Inventory is in good and proper physical condition, free from defects in materials and workmanship. Since March 31, 2008, Sellers have sold and continued to replenish Inventory in a normal and customary manner consistent with past practice. Schedule 3.15 sets forth (i) for the period beginning January 8, 2008 and ending March 9, 2009, the weekly sell-in, sell-out and Channel Inventory revenue and units shipped of Storage Products and (ii) as of December 31, 2008, the Inventory that is finished goods inventory and its location as of the date specified therein. As of the Closing Date, the Inventory located at Beyonics Technology Limited will include a normalized level (i.e., approximately four weeks) of PowerPC integrated circuits.
     (b) Since March 31, 2008, Channel Inventory has been sold by Sellers in transactions arising in the ordinary course of business, and has been accounted for in accordance with GAAP, consistently applied.
     (c) The Channel Inventory revenue set forth on Schedule 3.15 was calculated in a manner consistent with the Closing Inventory Accounting Principles set forth on Schedule 2.9.
     3.16 Customers and Suppliers
     Schedule 3.16 contains a list setting forth (a) the 10 largest customers of the Storage Business, by dollar amount, during the periods set forth therein, and (b) the 10 largest suppliers of the Storage Business, by dollar amount, during the periods set forth therein. The Storage Business does not have any credit or vendor financing attributable to it for any of these 10 largest customers or for any other customer. All purchases and sale orders and other commitments for purchases and sales made by Sellers in connection with the Storage Business since March 31, 2008 have been made in the ordinary course of business consistent with past practices, and no consideration has been provided to any suppliers or customers or any of their respective representatives other than payments to such suppliers for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business. No customer or supplier of the Storage Business listed on Schedule 3.16 has, since March 31, 2008 to the date hereof, cancelled or terminated, or provided written notice of an intention to cancel or terminate, any Contract with either AMCC or any Selling Subsidiary.
     3.17 Orders and Commitments
     All outstanding Contracts for the purchase of supplies and materials for the Storage Business were made in the ordinary course of business. Except as set forth on Schedule 3.17, all accepted and unfulfilled purchase orders for the sale of products to Third Parties entered into for the account of the Storage Business were received and have been acknowledged by Sellers in the ordinary course of business, consistent with past practice, and such acknowledgement was made by delivery of a standard form acknowledgement that has been previously provided to Buyer, with no material additions, deletions or other modifications to such form.
     3.18 Affiliated Transactions
     Schedule 3.18 sets forth a true, complete and correct list of all written and binding oral agreements that constitute Contracts between AMCC or any Selling Subsidiary, on the one hand, and such party’s Affiliates, on the other hand, relating to the Storage Business, the Purchased Assets or Assumed Liabilities other than in respect of the provision by such Seller or its Affiliates of normal corporate overhead services to the Storage Business, all of which will terminate as of the Closing Date except as provided in the Transition Services Agreement.
     3.19 Product Recalls
     Except as set forth on Schedule 3.19, since March 31, 2008, there has been no pending, or to Sellers’ knowledge, threatened recall or investigation of any Storage Product sold by Sellers.
     3.20 Product Warranties
     Schedule 3.20 includes copies of the standard terms and conditions of sale for the Storage Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Schedule 3.20, Storage Products have been sold by Sellers in all material respects in accordance with the standard terms and conditions of sale.

     3.21 Brokers
     Except for Oppenheimer & Co. Inc. (for services provided on behalf of AMCC), as to which AMCC shall have full responsibility and to whom Buyer shall not have any liability, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any Collateral Agreement based on arrangements made by or on behalf of AMCC or any of its Subsidiaries.
     3.22 No Other Representations or Warranties
     Except for the representations and warranties contained in this Section 3, none of Sellers or any of their respective Affiliates or any other Person makes any representations or warranties, and Sellers hereby disclaim any other representations or warranties, whether made by Sellers or any Affiliate thereof, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby or thereby.
4. Representations and Warranties of Buyer
     Buyer represents and warrants to Sellers that:
     4.1 Organization and Qualification
     Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.
     4.2 Authorization
     Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action.
     4.3 Binding Effect
     This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.
     4.4 No Violations
     (a) The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s certificate of incorporation or by-laws, (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect any material obligation under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate in any material respect any Law of any Governmental Body having jurisdiction over Buyer or any of its properties.
     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby by Buyer, except for any such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.
     4.5 Brokers
     No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.
     4.6 Independent Assessment
     Buyer acknowledges that, except as explicitly set forth in this Agreement, neither AMCC nor any Affiliate thereof has made any warranty, express or implied, as to the future financial prospects of the Storage Business or its profitability for Buyer, or with respect to any forecasts, projections or Storage Business plans prepared by or on behalf of Sellers and delivered to Buyer in connection with the Storage Business and the negotiation and the execution of this Agreement.

     4.7 No Other Representations or Warranties
     Except for the representations and warranties contained in this Section 4, none of Buyer, any Affiliate of Buyer or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or any Affiliate of Buyer, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby or thereby.
5. Certain Covenants
     5.1 Access and Information
     (a) Sellers shall, and shall cause their respective Subsidiaries to, give to Buyer and its officers, employees, accountants, counsel and other representatives reasonable access during Sellers’ normal business hours throughout the period prior to the Closing to all of Sellers’ properties, books, contracts, commitments, reports of examination and records directly relating to the Storage Business, the Purchased Assets or the Assumed Liabilities, except for (i) all or any portions of personnel records that AMCC reasonably believes are precluded by applicable Law from disclosing (provided that the disclosure of any personnel records or portions thereof shall be subject to any limitations that AMCC believes are reasonably required to preserve any Third Party confidentiality obligations) and (ii) medical records. Sellers shall assist Buyer in making such investigation and shall cause their counsel, engineers, consultants, employees and other representatives to be reasonably available to Buyer for such purposes.
     (b) After the Closing, Sellers, on the one hand, and Buyer, on the other hand, shall provide, and shall cause their respective Subsidiaries to provide, to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to applicable Laws and any limitations that are reasonably required to preserve any applicable attorney-client privilege or any Third Party confidentiality obligation in which case Sellers and Buyer, as the case may be, will use reasonable commercial efforts to develop an alternative means to provide any such information that is subject to such limitations), reasonable access for inspection and copying of all Business Records (other than (i) all or any portions of personnel records that AMCC reasonably believes are precluded by applicable Law from disclosing and (ii) medical records), Governmental Permits, Licenses, Contracts and any other information (other than (i) all or any portions of personnel records that AMCC reasonably believes are precluded by applicable Law from disclosing and (ii) medical records) existing as of the Closing Date and relating to the Storage Business, the Purchased Assets or the Assumed Liabilities, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Storage Business, the Purchased Assets or the Assumed Liabilities, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.
     (c) Subject to the restrictions and limitations contained herein and in the Collateral Agreements, including with respect to confidentiality and non-competition, from and after the Closing, each Seller may retain copies of and use any portions of the Business Records which primarily relate to the Excluded Assets or the Excluded Liabilities.
     5.2 Conduct of the Storage Business
     From and after the execution and delivery of this Agreement and until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement or identified on Schedule 5.2 or as Buyer shall otherwise consent to in writing, Sellers, with respect to the Purchased Assets, the Assumed Liabilities and the Storage Business:
     (a) will carry on the Storage Business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to keep intact the Storage Business, keep available the services of the Business Employees and preserve the relationships of the Storage Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Storage Business;
     (b) will not permit, other than sales of Inventory in the ordinary course of business consistent with past practice in arm’s-length Third Party transactions, any of the Purchased Assets (real or personal, tangible or intangible) to be sold, licensed, leased, abandoned, transferred or otherwise disposed or subjected to any Encumbrance;
     (c) except as set forth in Schedule 5.2(c), shall not license any Assigned Technical Information or Assigned Software to any Third Party except for non-exclusive, object code only, end-user licenses granted to customers in the ordinary course of business consistent with past practice;
     (d) will not acquire any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;
     (e) will not terminate or materially extend or materially modify any Transferred Contract (or enter into any new agreement of such type) and will continue performance of, in the ordinary course of business consistent with past practice, their obligations under all Transferred Contracts and other obligations to be included as part of the Purchased Assets and Assumed Liabilities;

     (f) will not incur or assume any Liabilities, obligations or indebtedness for borrowed money, in each case that would (i) constitute an Assumed Liability, or (ii) otherwise encumber or adversely affect the Purchased Assets (other than Permitted Encumbrances);
     (g) will not pay any bonus or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, equity compensation or other compensation or remuneration payable to, or accelerate any benefits available to, any of the Business Employees other than in the ordinary course of business consistent with past practice as applicable to all Seller employees or in accordance with existing Benefit Plans; provided that, in either case, Sellers shall not, and shall cause their respective Affiliates not to, increase any Business Employee’s base salary;
     (h) will not adopt or amend any Benefit Plan in a manner primarily affecting Business Employees, except as required by Law, or enter into or amend any employment agreement with such Business Employees;
     (i) will not sell Inventory outside of the ordinary course of business consistent with past practice, including (i) acceleration of any sales to increase, or that have the effect of increasing Inventory sold to distributors of the Storage Business, (ii) offering discounts, rebates or special promotions that have the effect of accelerating sales to customers, or (iii) sales to customers outside of the authorized distribution channel of the Storage Business;
     (j) will replenish Inventory in a normal and customary manner consistent with past practice and will not permit levels of Inventory to fall below reasonably expected requirements of the Storage Business consistent with past practice;
     (k) will comply with all Laws applicable to the Storage Business and all Governmental Permits that are part of the Purchased Assets and the Assumed Liabilities; and
     (l) will not enter into any agreement or commitment with respect to, or agree or commit to do, any of the foregoing.
     5.3 Tax Reporting and Allocation of Consideration
     (a) Subject to Section 5.3(d) below, each of AMCC and each Selling Subsidiary shall be responsible for the preparation and filing of all Returns of such party (including Returns required to be filed after the Closing Date) to the extent such Returns include or relate to (i) the use or ownership of the Purchased Assets by it, or (ii) during any Pre-Closing Tax Period through the Closing, the conduct of the Storage Business (“Seller’s Returns”). Seller’s Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. One or more of Sellers, as applicable, will be responsible for and make all payments of Taxes shown to be due on Seller’s Returns to the extent such Taxes relate to the Purchased Assets or to the conduct of the Storage Business during any Pre-Closing Tax Period.

     (b) Sellers and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns. Accordingly, Sellers and Buyer shall, no later than ninety (90) days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price (as may be adjusted pursuant to Section 2.9 hereof) among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder, and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Sellers and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Sellers and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Sellers nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation. In the event that the Purchase Price is adjusted pursuant to Section 2.9 following the determination of the Asset Acquisition Statement, Sellers and Buyer shall reasonably agree to a revised Asset Acquisition Statement as soon as reasonably practicable following the determination of the Final Inventory Amount and the Final Channel Inventory Amount, and in the event that any additional assets are transferred to Buyer pursuant to Section 2.6 or otherwise following the determination of the Asset Acquisition Statement, Sellers and Buyer shall reasonably agree to a revised Asset Acquisition Statement as soon as reasonably practicable following such transfer.
     (c) Buyer shall be responsible for the preparation and filing of all Returns it is required to file with respect to Buyer’s ownership or use of the Purchased Assets or to the conduct of the Storage Business attributable to taxable periods (or portions thereof) commencing after the Closing (“Buyer’s Returns”). Buyer’s Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Buyer will be responsible for and make all payments of Taxes shown to be due on Buyer’s Returns to the extent they relate to the Purchased Assets or the conduct of the Storage Business during any periods (or portions thereof) commencing after the Closing.
     (d) In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets for which Returns cover a taxable period commencing on or before the Closing Date and ending thereafter, to the extent not filed prior to the Closing, Buyer shall prepare such Returns and make all payments required with respect to any such Return; provided, however, Sellers will promptly reimburse Buyer upon receipt of a copy of the filed Return to the extent any payment made by Buyer relates to a Pre-Closing Tax Period, which amount shall be determined and prorated on a per diem basis.
     (e) To the extent relevant to the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Sellers shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment Returns and, absent the receipt by Sellers of the relevant sales tax certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer.
     (f) One or more of Sellers, as applicable, shall prepare and furnish to Transferred Employees Forms W-2 which shall reflect all wages and compensation paid to Transferred Employees for that portion of the calendar year in which the Closing Date occurs during which the Transferred Employees were employed by such party. Each of Sellers, on the one hand, and Buyer, on the other hand, agree to treat Buyer as a successor employer with respect to the Transferred Employees for FICA and FUTA tax purposes.
     5.4 Business Employees
     (a) Prior to the Closing Date, (i) Buyer shall make offers of employment, contingent upon the Closing, to the Key Business Employees and (ii) Buyer shall use reasonable best efforts to make offers of employment, contingent upon the Closing, to at least fifty (50) additional Business Employees, subject to Buyer’s interview process. Business Employees who accept Buyer’s offer of employment, as of the effective date of their employment with Buyer, are referred to as “Transferred Employees”. Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of Transferred Employees receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date after the Closing Date they present themselves for work with the Buyer. It is understood and agreed that any employment offered by Buyer will be on an “at will” basis (unless Buyer in its sole discretion determines otherwise).
     (b) Prior to the Closing Date, AMCC and each Selling Subsidiary agree to use reasonable best efforts to cooperate with Buyer in Buyer’s recruitment of the Business Employees, including allowing and facilitating interviews and providing access to personnel files of the Business Employees. In addition, Buyer, on the one hand, and Sellers, on the other hand, agree to coordinate and prepare joint materials in announcing this transaction to the Business Employees.
     (c) Except as expressly set forth in this Section 5.4, from and after the Closing Date, Sellers shall assume or retain, as the case may be, perform all obligations with respect to and be solely responsible for all Liabilities arising under, resulting from or relating to the Benefit Plans whether incurred before, on or after the Closing Date. In addition, Sellers shall terminate, waive and release their rights under any covenants regarding non-competition, and conflicting obligations with respect to the Licensed Field with the Business Employees who become Transferred Employees. Except as expressly set forth in Section 5.4(f), no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Sellers shall, and shall cause each of their Affiliates to, comply with any and all Liabilities or other obligations under the Benefits Plans to all Business Employees, including Transferred Employees, whether resulting from, arising out of, or relating to, events or circumstances occurring prior to or after the Closing, in accordance with the terms of such Benefits Plans.

     (d) Following the Closing Date, Buyer shall provide Transferred Employees, until at least December 31, 2009, with at least 91% (i.e., reflecting AMCC’s announced company-wide pay reduction) of the same base salary as they received from AMCC or a Selling Subsidiary, as applicable, on the date hereof and as shown on Schedule 3.9(a). To the extent permissible by applicable Law, tax qualification requirements and plan terms, for any Transferred Employee enrolled in a PPO plan sponsored by AMCC or a Selling Subsidiary both as of the date hereof and as of the Closing Date, Buyer shall recognize for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the current plan year, any payments made by such Transferred Employee towards deductibles, co-pays or out-of-pocket maximums in any such PPO health plan of Seller or its Subsidiaries in the current plan year provided that such Transferred Employee enrolls in an applicable PPO plan sponsored by Buyer. Nothing in this Section 5.4(d) shall be construed to (A) entitle any Transferred Employee to continue his or her employment with Buyer or its Affiliates or, in the event that they are no longer employed by Buyer, to continue their salary and benefits with Buyer or (B) prevent Buyer from making any changes in its business, salary practices or benefits that affect Transferred Employees, in the case of clause (B), so long as the Transferred Employees are not disproportionately targeted with respect to any such changes.
     (e) Buyer agrees that its and its Subsidiaries’ health and welfare plans shall waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by Sellers) and any proof of insurability (other than with respect to any life insurance plans). Sellers shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Business Employees prior to the Closing Date.
     (f) Sellers shall be solely responsible for (i) the payment of all wages and other remuneration due to Transferred Employees with respect to their services as employees through the close of business on the Closing Date, including pro rata bonus payments (if any) pursuant to Sellers’ incentive bonus plan or any other incentive compensation program and vacation time accrued and earned through the Closing Date; (ii) the payment of any termination or severance payments owed to any Business Employee (including any Transferred Employee) pursuant to any Benefit Plan or any applicable law; and (iii) the provision of health plan continuation coverage in accordance with the requirements of COBRA to any Business Employee (including any Transferred Employee) and/or any beneficiary thereof who is entitled to elect such coverage on account of a “qualifying event” (as defined under COBRA) occurring on or prior to the Closing Date.
     (g) Sellers, on the one hand, and Buyer, on the other hand, intend that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement. Sellers will be responsible for providing any notification that may be required under the WARN Act with respect to any of their employees.

Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date.
     (h) As soon as practicable following the Closing Date, Buyer shall cause one or more defined contribution savings plans intended to qualify under sections 401(a) and 401(k) of the Code (the “Buyer Savings Plan”) to provide for the receipt of Transferred Employees’ lump sum cash distributions, in the form of an eligible rollover distribution, which include outstanding participant loans (if applicable), from AMCC’s 401(k) Plan, provided such rollovers are made at the election of the Transferred Employees and in accordance with the terms of the Buyer Savings Plan.
     (i) The provisions of this Section 5.4 are solely for the benefit of the respective parties to this Agreement and no provision of this Agreement shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies.
     5.5 Leased Equipment
     (a) The Leased Equipment set forth on Schedule 5.5(a) will transfer to Buyer as of the Closing Date by Buyer assuming the leases for such equipment in which case such lease agreement shall be deemed a Transferred Contract hereunder (the “Assumed Leased Equipment”).
     (b) The Leased Equipment set forth on Schedule 5.5(b) will be acquired by Buyer as of the Closing Date by Buyer paying for the costs of purchasing such equipment to the applicable Third Party pursuant to the leases (the “Purchased Leased Equipment”).
     (c) The Leased Equipment set forth on Schedule 5.5(c) will remain the obligation of, and in the possession of, Sellers as of the Closing Date (the “Excluded Leased Equipment”).
     5.6 Reasonable Best Efforts
     (a) Without limiting either party’s other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Collateral Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Collateral Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.
     (b) Nothing set forth in this Agreement, any Collateral Agreement, or in any schedule, certificate, instrument, agreement or other document delivered by Buyer in connection with the transactions contemplated hereby, shall be deemed to require Buyer or any of its Affiliates to agree to any divestiture (including through a licensing arrangement or otherwise), by itself or through any of its Affiliates, of all or any portion of the Purchased Assets, the Storage Business, or any other businesses, operations, assets or properties of Buyer or any of its Affiliates, or any limitation, restriction or other imposition on the ability of Buyer or any of its Affiliates to conduct the Storage Business or any of their other businesses, or to own the Purchased Assets or any of their other assets and properties, in each case from and after the Closing.
     5.7 Contacts with Suppliers, Employees and Customers
     From the date hereof until the Closing, Sellers shall cooperate with Buyer, at Buyer’s request, in contacting any suppliers to, or customers of, the Storage Business or any Business Employees in connection with or pertaining to the subject matter of this Agreement. Sellers agree to give Buyer prompt notice if any customer or supplier of the Storage Business listed on Schedule 3.16 provides to AMCC or any of its Subsidiaries written notice of cancellation or termination of, or an intention to cancel or terminate, any Contract with either AMCC or any Selling Subsidiary.
     5.8 Non-Solicitation or Hiring of Employees
     Neither AMCC nor any of its Subsidiaries or any of their respective representatives will at any time (i) prior to two years from the Closing Date, directly or indirectly, solicit the employment of any Transferred Employee or induce or encourage, or assist others to induce or encourage, any Business Employee to decline an employment arrangement with Buyer, (ii) prior to eighteen months from the Closing Date, directly or indirectly, hire any Transferred Employee, or continue to employ or employ a Business Employee, in each case, who refuses Buyer’s offer of employment and does not become a Transferred Employee, in each case, without Buyer’s prior written consent. For purposes of this Section 5.8, the term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on any Transferred Employee. This restriction shall not apply to any Transferred Employee whose employment with Buyer is involuntarily terminated by Buyer after the Closing. Sellers shall use reasonable best efforts to communicate the restrictions imposed by this Section 5.8 to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment and instruct such Persons to comply with such restrictions.

     5.9 Non-Competition
     (a) Sellers agree that, as part of the consideration for the payment of the Purchase Price, for the period of two (2) years immediately following the Closing Date, no Sellers nor any of their respective Subsidiaries will, directly or indirectly, for its own benefit or as agent of another, carry on or own, manage or operate, perform, participate in, control the management or operation of, or allow its name to be used as a brand in or for, or have any ownership interest in, any Competing Business (i) in the County of Santa Clara, California, (ii) in the State of California, (iii) in the County of Washington, Oregon, (iv) in the State of Oregon, (v) in the United States of America or (vii) anywhere else in the world. “Competing Business” shall mean any business (or, if applicable, the portion thereof) which competes with the Storage Business. For the avoidance of doubt, as used in this Agreement, the terms “Storage Business” and “Competing Business” do not include the business of AMCC or its Subsidiaries (other than 3ware, Inc.) pertaining to integrated circuit products directed to or used in storage applications, including the delivery of evaluation boards or reference boards to customers or potential customers of AMCC or its Subsidiaries (other than 3ware, Inc.) aimed at developing business for their semiconductor product business and in order to permit such customers or potential customers to evaluate or design products that employ the integrated circuit products; provided that (i) the aggregate number of evaluation boards delivered to any such customer or potential customer shall not exceed 500 in any given calendar year, (ii) the aggregate number of reference boards delivered to any such customer or potential customer shall not exceed 500 in any given calendar year, (iii) the aggregate number of evaluation boards delivered to all such customers and potential customers shall not exceed 2,500 in any given calendar year, and (iv) the aggregate number of reference boards delivered to all such customers and potential customers shall not exceed 2,500 in any given calendar year.
     (b) Nothing contained in this Section 5.9 shall (i) limit AMCC or its Subsidiaries (other than 3ware, Inc.) (A) from acquiring (including through a merger) or investing in any business, development arrangement or joint venture in which a Competing Business constitutes, represents or is responsible for not more than 25% of the revenues or earnings of such business, development arrangement or joint venture or (B) from, directly or indirectly, holding or making investments in securities of any business so long as Seller’s direct or indirect holdings do not exceed 5% of the outstanding equity securities thereof, or (ii) apply to any Person who acquires, directly or indirectly, the equity securities of, or control of, Sellers or to the activities of any Person merging with or into Sellers as conducted prior to such merger by any Person merging with or into Sellers.
     (c) AMCC and each Selling Subsidiary recognizes and agrees that compliance with the covenant contained in this Section 5.9 is necessary to protect Buyer, and that a breach by it of any of the covenants set forth in this Section 5.9 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against it without the requirement that Buyer post a bond, in addition to any other rights and remedies which are available to Buyer. If this Section 5.9 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 5.9 shall be limited to the extent required to permit enforcement under such Laws. In particular, the Parties intend that the covenants contained in the preceding portions of this Section 5.9 shall be construed as a series of separate covenants, one for each location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.9, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any court of competent jurisdiction shall determine the foregoing covenant to be unenforceable with respect to the term or the scope of the subject matter or geography covered thereby, then such covenant shall nevertheless be enforceable by such court against the other party upon such shorter term or within such lesser scope as may be determined by such court to be reasonable and enforceable.
     5.10 No Negotiation or Solicitation
     Prior to the Closing Date, Sellers and their respective Subsidiaries will not (and each such party will cause its employees, officers, directors, representatives and agents, but not any directors in their capacities as such, not to) (a) solicit, initiate, consider, entertain or encourage the submission of any proposal or offer from any Third Party relating to a Competing Transaction or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Third Party to do or seek any of the foregoing with respect to a Competing Transaction. “Competing Transaction” means the direct or indirect acquisition of the Storage Business or (except to the extent not restricted by Section 5.2) any portion of the Purchased Assets, except for any such acquisition for or involving all or substantially all of the voting stock, assets or business of AMCC and its Subsidiaries, taken as a whole. Sellers will notify Buyer promptly if any Third Party makes any proposal, offer, inquiry or contact with respect to any Competing Transaction (including the terms thereof and the identity of such Third Party subject to any existing applicable confidentiality agreement) within two Business Days after receipt of any such offer or proposal.
     5.11 Warranty Claims and Recalls; Rebates and Incentives; Channel Inventory
     (a) Buyer shall process and approve product warranty claims, product recalls and stock rotations, in a manner not inconsistent with Sellers’ terms and conditions as in effect on the date hereof, and perform warranty and recall work required after the Closing for products sold or consigned by the Storage Business on or prior to the Closing Date. Buyer shall first use any recycled material included in the Purchased Assets and maintain a supply of, and first use, recycled material for this purpose in an effort to mitigate costs and expenses. AMCC shall reimburse Buyer for (i) all reasonable costs and expenses actually incurred by Buyer during the three (3) year period commencing on the Closing Date for product warranty claims made against, or recalls effected by, Sellers prior to the Closing Date, (ii) for all reasonable costs and expenses incurred by Buyer during such three (3) year period in respect of product warranty claims, product recalls and warranty and recall work, and (iii) for all reasonable costs and expenses incurred by Buyer during the sixty-seven (67) day period following the

Closing Date in respect of stock rotations, in the case of each of clauses (i), (ii) and (iii) with respect to products sold or consigned by the Storage Business on or prior to the Closing Date; it being understood and agreed that, with respect to any products that have warranty periods that terminate before the end of such three year period, AMCC will not have any such obligations beyond the applicable warranty period for such products. Buyer shall submit a quarterly request to AMCC for reimbursement of such warranty and recall costs and expenses, together with documentation evidencing the same, and AMCC shall pay the amount due to Buyer as promptly as reasonably practicable, but in no event later than thirty (30) days after receipt of Buyer’s request.
     (b) Buyer shall process any rebates, incentives, discounts or other special promotions with respect to products shipped or services rendered by the Storage Business prior to the Closing in a manner not inconsistent with Sellers’ terms and conditions as in effect on the date hereof. AMCC shall reimburse Buyer for all reasonable costs and expenses actually incurred by Buyer in connection with any such rebates, incentives, discounts or other special promotions. Buyer shall submit a quarterly request to AMCC for reimbursement of such costs and expenses, together with documentation evidencing the same, and AMCC shall pay the amount due to Buyer as promptly as reasonably practicable, but in no event later than thirty (30) days after receipt of Buyer’s request.
     (c) Sellers agree to use reasonable best efforts to cause the level of Channel Inventory in the aggregate as of the Closing to be at or below the level of Channel Inventory in the aggregate as of March 31, 2009.
     5.12 Third Party Confidentiality Agreements
     To the extent not done prior to the date hereof, within two business days after the date hereof, AMCC shall request that all parties who received any Confidential Information of or relating to the Storage Business pursuant to a confidentiality agreement with AMCC or any Subsidiary of AMCC entered into in connection with a potential business combination or other similar transaction in each case concerning the sale of all or substantially all of the assets of the Storage Business either return or destroy such Confidential Information in accordance with the provisions of the applicable confidentiality agreement.
6. Confidential Nature of Information
     6.1 Confidentiality Agreement
     Buyer, on the one hand, and Sellers, on the other hand, agree that the Confidentiality Agreement shall continue to apply to (a) all documents, materials and other information that it shall have obtained regarding the other party or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents, and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Sellers or an Affiliate of Sellers the ownership of which is transferred to Buyer.
     6.2 Seller’s Confidential Information
     (a) Except as provided in Section 6.2(b), after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of AMCC’s and its Affiliates’ Confidential Information that is received from, or made available by, AMCC or is otherwise exposed to Buyer in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about the Storage Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Confidential Information as is conveyed to Buyer as part of the Purchased Assets.
     (b) Notwithstanding the foregoing, such Confidential Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Confidential Information that:
          (i) at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;
          (ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;
          (iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;
          (iv) to the extent it is independently developed by Buyer; or
          (v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.
     (c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Buyer will promptly notify AMCC of such request or requirement and will cooperate with AMCC such that AMCC may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the reasonable judgment of Buyer’s counsel (internal or external) required to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Buyer (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.
     6.3 Buyer’s Confidential Information
     (a) Except as provided in Section 6.3(b) and except as necessary to perform its obligations under the Collateral Agreements, after the Closing Date and for a period of five (5) years thereafter, AMCC and each Selling Subsidiary agrees that it will keep confidential all of Buyer’s and its Affiliates’ Confidential Information that is conveyed to Buyer as part of the Purchased Assets or is assigned as part of the Assumed Liabilities or is otherwise exposed to it in the course of the transactions contemplated hereby, including, for purposes of this Section 6.3, information about the Storage Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.
     (b) Notwithstanding the foregoing, such Confidential Information shall not be deemed confidential and Sellers shall have no obligation with respect to any such Confidential Information that, following the Closing:
          (i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Sellers; or
          (ii) is received by Sellers from a Third Party without similar restriction and without breach of any agreement; or
          (iii) is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.
     (c) If either AMCC or any Selling Subsidiary (or any of their respective Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, such party will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, such party (or any of its Affiliates) is in the reasonable judgment of such party’s counsel (internal or external) required to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such party (or its Affiliate) may disclose only so much of the Confidential Information to the party compelling disclosure as is required by Law. Sellers will exercise their (and will cause their Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.
     6.4 Confidential Nature of this Agreement and Collateral Agreements
     Except to the extent that disclosure thereof is required under accounting rules, stock exchange or market rules, or federal securities or labor relations Laws disclosure obligations, each of Sellers and Buyer agree that the terms and conditions of this Agreement and the Collateral Agreements, and all schedules, attachments and amendments hereto and thereto shall be considered Confidential Information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, (a) in the event that any such Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and AMCC or any Selling Subsidiary or any of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6, and (b) the restrictions on confidentiality set forth in any Collateral Agreement shall supersede this Article 6 for the information subject thereto. Notwithstanding the foregoing, either party may disclose these agreements to its advisors and consultants, to its lenders and in connection with any merger, sale or similar transaction provided that any such party agrees to the same confidentiality obligations applicable to the providing party.
7. Closing
     At the Closing, the following transactions shall take place:
     7.1 Deliveries by Seller
     At the Closing, AMCC shall deliver, or cause to be delivered, to Buyer the following:
     (a) each of the Collateral Agreements, dated as of the Closing Date, duly executed by AMCC and each Selling Subsidiary party thereto;
     (b) all consents, waivers or approvals theretofore obtained by Sellers with respect to the sale of the Purchased Assets, the assignment of the Assumed Liabilities or the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements;
     (c) a certificate of the Secretary or Assistant Secretary of AMCC and each Selling Subsidiary dated as of the Closing Date, in customary form and substance as to organizational documents, approvals and authorized signatories; and
     (d) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, dated as of the Closing Date, as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer pursuant to this Agreement or any Collateral Agreement, and to put Buyer in actual possession or control of the Purchased Assets.
     7.2 Deliveries by Buyer
     At the Closing, Buyer shall deliver to Sellers the following:
     (a) the Purchase Price as provided in Section 2.3;
     (b) each of the Collateral Agreements, dated as of the Closing Date, duly executed by Buyer;
     (c) a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, in customary form and substance as to organizational documents, approvals and authorized signatories; and
     (d) all such other documents and instruments of assumption, dated as of the Closing Date, as Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.
     7.3 Closing Date
     The Closing shall take place at the offices of Buyer, 1621 Barber Lane, Milpitas, CA 95035 at 10:00 a.m. local time within three (3) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived (excluding conditions that, by their terms, are not expected to be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Sellers and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).
     7.4 Contemporaneous Effectiveness
     All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.
8. Conditions Precedent to Closing
     8.1 General Conditions
     The respective obligations of Buyer, on the one hand, and Sellers, on the other hand, to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) No Injunctions; Legal Proceedings. No Law or order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or the Collateral Agreements. No legal action shall have been instituted and remain pending by any Governmental Body at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the consummation of this Agreement or the Collateral Agreements.
     (b) No Legal Prohibition. No statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or any of the Collateral Agreements that makes illegal (i) the consummation of the transactions contemplated by this Agreement or any of the Collateral Agreements, (ii) the ownership by Buyer of the Purchased Assets, or (iii) the operation and conduct by Buyer of the Storage Business.
     8.2 Conditions Precedent to Buyer’s Obligations
     The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:
     (a) Representations and Warranties of Seller. The representations and warranties of AMCC contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby (i) that are qualified as to materiality, or material adverse effect or any similar standard shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or material adverse effect or any similar standard) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date, and (ii) that are not qualified as to materiality, or material adverse effect or any similar standard shall be true and correct in all material respects both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.
     (b) Performance by Sellers. AMCC shall have delivered or caused to be delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including duly executing and delivering the Collateral Agreements.
     (c) Required Consents. Sellers shall have obtained the consents and waivers set forth in Schedule 8.2(c) (the “Required Consents”).

     (d) Key Business Employees; Other Business Employees. (i) All of the Business Employees set forth on Schedule 8.2(d) (the “Key Business Employees”) shall have (A) accepted (and not withdrawn or rescinded such acceptance) and entered into “at-will” employment arrangements with Buyer, in each case effective as of the Closing, upon terms and conditions reasonably satisfactory to Buyer and completed I-9 forms and attachments or other proof reasonably acceptable to Buyer of the right to work in the United States, if applicable, and subject to and in compliance with Buyer’s standard human resources policies and procedures, and (B) entered into Buyer’s customary form of confidentiality and proprietary rights agreement (i.e., the same form signed by substantially all employees of Buyer hired by Buyer since January 1, 2009), and (ii) at least ninety percent (90%) of the Business Employees (not taking into account the Key Business Employees) who are offered employment by Buyer shall have (A) accepted (and not withdrawn or rescinded such acceptance) with Buyer, in each case effective as of the Closing, upon terms and conditions reasonably satisfactory to Buyer and completed I-9 forms and attachments or other proof reasonably acceptable to Buyer of the right to work in the United States, if applicable, and subject to and in compliance with Buyer’s standard human resources policies and procedures, and (B) entered into Buyer’s customary form of confidentiality and proprietary rights agreement (i.e., the same form signed by substantially all employees of Buyer hired by Buyer since January 1, 2009).
     (e) Material Adverse Effect. From the date hereof, there shall not have occurred any Material Adverse Effect.
     (f) Certificate. Buyer shall have received a certificate of an appropriate officer of AMCC, dated as of the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.2(a) and (b). The delivery of the certificate pursuant to this Section 8.2(f) shall be deemed to be the re-making by Sellers of the representations and warranties of Sellers set forth in this Agreement at and as of the Closing.
     8.3 Conditions Precedent to Seller’s Obligations
     The obligations of AMCC and each Selling Subsidiary to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by AMCC:
     (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby or thereby (i) that are qualified as to materiality, or material adverse effect or any similar standard shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or material adverse effect or any similar standard) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date, and (ii) that are not qualified as to materiality, or material adverse effect or any similar standard shall be true and correct in all material respects both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.
     (b) Performance by Buyer. Buyer shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its Subsidiaries prior to or at the Closing, including duly executing and delivering the Collateral Agreements.
     (c) Certificate. AMCC shall have received a certificate of an appropriate officer of Buyer, dated as of the Closing Date, certifying to the best of his or her knowledge the fulfillment of the conditions set forth in Sections 8.3(a) and (b). The delivery of the certificate pursuant to this Section 8.3(c) shall be deemed to be the re-making by Buyer of the representations and warranties of Buyer set forth in this Agreement at and as of the Closing.
9. Status of Agreement
     The rights and obligations of Buyer and Sellers under this Agreement shall be subject to the following terms and conditions:
     9.1 Survival of Representations and Warranties
     The representations and warranties of Buyer and Sellers set forth in this Agreement, or in any schedule, certificate, instrument, agreement or other document executed or delivered by Sellers pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall survive the Closing and shall terminate at the close of business on the date that is eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing, (i) the representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization), Section 3.3 (Binding Effect) and 3.5(a) (Title to Property) shall survive the Closing indefinitely and without limitation as to time and (ii) the representations and warranties of Sellers set forth in Section 3.11 (Environmental Matters), Section 3.9 (d) (ERISA), and Section 3.14 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations with respect thereto; and provided, further, that if (A) an action at law or in equity is commenced or (B) a claim by Buyer for indemnification pursuant to this Agreement is made in good faith, in either case, prior to the expiration of the applicable survival period of such representation and warranty, then such representation and warranty shall survive until such claim is finally resolved (the date of such expiration or resolution being the “Expiration Date”). Neither Sellers, on the one hand, nor Buyer, on the other hand, shall have any liability whatsoever with respect to any claim or action with respect to any such representations or warranties after the applicable Expiration Date.

     9.2 General Agreement to Indemnify
     (a) Subject to the limitations set forth in this Article 9, from and after the Closing Date, AMCC and Buyer shall indemnify and hold harmless the other and Subsidiaries thereof, and each of their directors, officers and employees (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, disbursements, amounts paid in settlement, penalties, fines, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing, settling or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party arising out of, resulting from, or relating to: (i) any failure of any representation or warranty of the Indemnifying Party to have been true and correct when made or deemed made as of the Closing Date, or at such different date or period specified for such representation or warranty; or (ii) the breach by such party of any covenant or agreement of such party set forth in this Agreement.
     (b) Subject to the limitations set forth in this Article 9, from and after the Closing Date, AMCC further agrees to indemnify and hold harmless any Indemnified Party of Buyer from and against any Losses incurred or suffered by such Indemnified Party of Buyer arising out of, resulting from, or relating to: (i) any of the Excluded Liabilities; (ii) the operation and conduct of the Storage Business prior to the Closing; (iii) Sellers’ failure to comply with applicable Bulk Sales Laws notwithstanding the waiver in Section 2.8, (iv) any claims with respect to, or arising out of, any Business Employee in connection with any Benefit Plan or such Business Employee’s employment or termination thereof with AMCC or any of its Subsidiaries and any Liabilities that are obligations of Seller or any of its Subsidiaries under Section 5.4; and (v) any and all Benefits Liabilities arising under, resulting from or relating to the Benefit Plans or Sellers’ termination of the Business Employees whether incurred before, on or after the Closing Date.
     (c) Subject to the limitations set forth in this Article 9, from and after the Closing Date, Buyer further agrees to indemnify and hold harmless any Indemnified Party of Sellers from and against any Losses incurred or suffered by such Indemnified Party of Seller arising out of, resulting from, or relating to: (i) any of the Assumed Liabilities; (ii) any Liability of Buyer with respect to the Storage Business or the Purchased Assets, solely with regard to conditions or events occurring after the Closing, in each case as conducted or used by Buyer after the Closing; and (iii) any Liabilities of Buyer with respect to, or arising out of, the employment by Buyer or the termination of employment by Buyer of any Transferred Employee after the Closing.
     (d) Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law. Buyer, on the one hand, and Sellers, on the other hand, agree to use their reasonable best efforts to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3 and Treasury Reg. § 1.1060-1(e)(1)(ii)(B) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.
     (e) An Indemnifying Party’s liability for all claims made under Section 9.2(a)(i) shall be subject to the following additional limitations: (i) an Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $200,000 (the “Deductible”), in which case the Indemnifying Party shall be, subject to the terms and conditions of this Article 9, liable for all Losses starting from the first dollar exceeding such Deductible, and (ii) an Indemnifying Party’s aggregate liability for all such claims shall not exceed $5,000,000. Notwithstanding the above provisions of this Section 9.2(e), the limitations provided in this Section 9.2(e) shall not apply to (i) any claim for fraud or intentional misrepresentation, or (ii) any claim for breach of any agreement or covenant contained herein.
     (f) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants or agreements contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (i) bringing an action for specific performance or other equitable remedy for a breach of a covenant or agreement under this Agreement, or (ii) pursuing remedies under applicable Law for fraud or intentional misrepresentation.
     (g) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not be construed (i) to preclude recovery by the Indemnified Party in respect of Third Party Claims and (ii) shall not apply to any remedies under applicable Law for fraud or intentional misrepresentation.
     (h) The amount of the Indemnifying Party’s liability under this Agreement shall be reduced by any applicable insurance proceeds (reduced by the present value of any incremental costs of any increase in premiums related to such receipt of proceeds) actually received by, and Tax savings (net of all Tax costs and other effects that would result from any such Tax savings, including the positive and negative effects on any Tax attributes of Buyer), that actually reduce the overall impact of the Losses upon, the Indemnified Party. To the extent that any amounts are recovered from insurance proceeds by an Indemnified Party following the payment of any Losses that would have reduced the amount of the Indemnifying Party’s liability pursuant to the immediately preceding sentence, such recovered amounts shall be promptly delivered to the Indemnifying Party. In computing the amount of any such Tax savings, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any payment of any indemnified Loss. Notwithstanding this Section 9.2(h), in no event shall any Indemnified Party be required to take any action, or forebear from exercising any right, with respect to its Taxes or the filing of its Returns. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of each Indemnified Party of the other party hereto on the same terms as are applicable to such other party.

     (i) The rights to indemnification under this Section 9.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.
     9.3 General Procedures for Indemnification
     (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify in writing the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control the settlement of such Third-Party Claim (with counsel reasonably acceptable to the Indemnified Party) that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages and, such equitable relief, if reasonably expected to be awarded, would not be reasonably expected to be material to Buyer; provided, however, that the Indemnifying Party shall not impair the defense of the Indemnified Party with respect to any claims for equitable relief against the Indemnified Party. Failure by the Indemnifying Party to so notify the Indemnified Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim.
     (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.
     (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent or agree to a compromise or settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld subject to the next sentence) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete written release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim seeks equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     (d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party; but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall have been incurred. Such notice shall be given promptly after the Indemnified Party becomes aware of the basis for each such a claim. The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.2, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating the basis upon which it contests the existence or amount thereof.
10. Miscellaneous Provisions
     10.1 Notices
     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (i) on the third Business Day from mailing, if mailed by certified or registered mail, return receipt requested, (ii) on the next Business Day from mailing, if sent by Federal Express or other nationally recognized express carrier, fee prepaid, (iii) upon confirmation of receipt if sent via facsimile, or (iv) on the day of delivery if delivered personally, in each case, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to AMCC or any Selling Subsidiary, to:	Applied Micro Circuits Corporation Attn: General Counsel 215 Moffett Park Drive Sunnyvale, CA 94089 Facsimile: (408) 542-8355

With a copy to:	Jones Day Attn: Daniel R. Mitz Richard Meamber 1755 Embarcadero Road Palo Alto, CA 94303 Facsimile: (650) 739-3900

If to Buyer, to:	LSI Corporation Attn: Chief Financial Officer 1621 Barber Lane Milpitas, CA 95035 Facsimile: (408) 433-4706

With a copy to:	LSI Corporation Attn: Vice President — Law 110 American Parkway NE Allentown, PA 18109 Facsimile: (610) 712-1450
     10.2 Expenses
     Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.
     10.3 Entire Agreement; Modification
     The agreement of the parties, which consists of this Agreement, the Collateral Agreements, the Schedules and Exhibits hereto and thereto sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and, with respect to any waiver of rights under this Agreement, in accordance with Section 11.3.
     10.4 Assignment; Binding Effect; Severability
     This Agreement may not be assigned by any party hereto without the other party’s written consent; provided, however, that Buyer may assign its right to acquire the Purchased Assets and obligation to assume the Assumed Liabilities to one or more of its Affiliates, and this Agreement to a purchaser or acquirer of all or substantially all of the business or assets of Buyer, whether by merger, reorganization, consolidation, amalgamation, sale of stock or assets, provided in each case that such assignment will not materially delay the Closing of the transactions contemplated hereby and provided further that any such assignment will not relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

     10.5 Governing Law
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.
     10.6 Waiver of Jury Trial
     Each party hereby waives, and agrees to cause each of its Subsidiaries to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver.
     10.7 Execution in Counterparts
     This Agreement may be executed and delivered in any number of counterparts, including delivery by facsimile transmission or electronic copies in Adobe PDF or similar picture format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.8 Public Announcement
     Prior to the signing of this Agreement, AMCC and Buyer shall each prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press releases, neither Sellers nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not apply to communications or disclosures necessary to comply with accounting rules, stock exchange or market rules or federal securities or labor relations Law disclosure obligations.
     10.9 No Third-Party Beneficiaries
     Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Article 9), or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement (except for Indemnified Parties as provided in Article 9). Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any benefit plan, policy or procedure maintained by Seller or Buyer. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Article 9).
11. Termination and Waiver
     11.1 Termination
     This Agreement may be terminated at any time prior to the Closing by:
     (a) Mutual Consent. The mutual written consent of Buyer and AMCC;
     (b) Failure of Buyer Condition. Buyer upon written notice to AMCC if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer; provided, however, that, with respect to a condition relating to the failure of a representation or warranty of Seller to be true and correct or the failure to perform all of the covenants and agreements in this Agreement, such condition shall be deemed incapable of being fulfilled in the event that AMCC has had an opportunity to cure for a period of twenty (20) days after written notice of breach; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;
     (c) Failure of Seller Condition. Sellers upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived in writing by Seller; provided, however, that, with respect to a condition relating to the failure of a representation or warranty of Buyer to be true and correct or the failure to perform all of the covenants and agreements in this Agreement, such condition shall be deemed incapable of being fulfilled in the event that Buyer has had an opportunity to cure for a period of twenty (20) days after written notice of breach; and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;
     (d) Court or Administrative Order. Buyer, on one hand, or Sellers, on the other hand, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby; or
     (e) Delay. Buyer, on the one hand, or Sellers, on the other hand, if the Closing shall not have occurred by May 15, 2009;

provided, however, that the party seeking termination pursuant to clause (b), (c) or (e) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.
     11.2 Effect of Termination
     In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no further force or effect without any liability on the part of any party hereto or its directors, officers or stockholders, except for the obligations of the parties hereto under Article 6, Section 10.2, Section 10.8 and this Section 11.2; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Sellers nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any of any covenant or agreement set forth in this Agreement prior to such termination.
     11.3 Waiver of Agreement
     Any term or condition hereof may be waived at any time prior to the Closing by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
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     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

APPLIED MICRO CIRCUITS CORPORATION
By:	/s/ Kambiz Hooshmand
	Name:	Kambiz Hooshmand
	Title:	President and CEO

LSI CORPORATION
By:	/s/ Robert A. Brown
	Name:	Robert A. Brown
	Title:	Vice President - Treasurer

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT
AND ASSIGNMENT
     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AND ASSIGNMENT (this “Amendment”) is made as of this 20th day of April, 2009 by and between APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation (“AMCC”), and LSI CORPORATION, a Delaware corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).
RECITALS
     A. WHEREAS, on April 5, 2009, AMCC and Buyer entered into that certain Asset Purchase Agreement (the “Purchase Agreement”);
     B. WHEREAS, AMCC has determined that none of AMCC’s subsidiaries organized under the laws of the United Kingdom or Germany own any Purchased Assets and none of the Purchased Assets are located in the United Kingdom or Germany;
     C. WHEREAS, AMCC and Buyer desire to amend the Purchase Agreement to remove AMCC’s subsidiaries organized under the laws of the United Kingdom or Germany as being potential sellers of Purchased Assets for purposes of the Purchase Agreement and to clarify that no tangible assets in such locations are being transferred to Buyer under the Purchase Agreement;
     D. WHEREAS, AMCC and Buyer desire to amend the Purchase Agreement further as set forth below; and
     E. WHEREAS, pursuant to Section 10.4 of the Agreement, Buyer wishes to assign its right to acquire certain Purchased Assets to one of its Affiliates.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Each reference, whether direct or indirect, in the Purchase Agreement to the Purchase Agreement (including, without limitation, references to “this Agreement”) shall mean and be a reference to the Purchase Agreement, as amended by this Amendment.

2. The definition of “Selling Subsidiaries” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
““Selling Subsidiaries” means 3ware, Inc., a California corporation, AMCC Sales Corporation, a Delaware corporation, AMCC Enterprise Corporation, a Delaware corporation, AMCC China, Inc., a Delaware corporation, and Applied Micro Circuits Corporation (AMCC) Vietnam, a company organized under the laws of Vietnam.”
     3. Clause (g) of Section 2.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“(g) the operations of the Storage Business located in Vietnam, the United Kingdom or Germany, and any tangible assets located in the United Kingdom or Germany;”
     4. Buyer hereby notifies Sellers, and Sellers hereby acknowledge and agree, that LSI is hereby assigning its right to acquire the Inventory located in Singapore, including any Inventory located at Expediter’s International in Singapore, and its obligation to assume the Assumed Liabilities, if any, associated therewith, to LSI Logic Singapore Pte. Ltd. Buyer and Sellers hereby agree that for all purposes of the Purchase Agreement and the Collateral Agreements with respect to such Inventory, Buyer shall be deemed to include, to the extent applicable, LSI Logic Singapore Pte. Ltd.
     5. Each party hereto hereby represents to the other party hereto that, to the extent applicable, (i) all action on the part of such representing party, its officers, directors and securityholders necessary for the authorization, execution, delivery and performance of all obligations under this Amendment has been taken, (ii) this Amendment constitutes a valid and legally binding obligation of such representing party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability to general principles of equity, and (iii) the execution, delivery and performance of this Amendment will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of such representing party’s charter documents or bylaws, in each case as amended through the date hereof.
     6. Except as expressly modified by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms. To the extent that there are any inconsistencies or ambiguities between this Amendment and the Purchase Agreement, the terms of this Amendment shall supersede the Purchase Agreement.
     7. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

     8. This Amendment may be executed and delivered in any number of counterparts, including delivery by facsimile transmission or electronic copies in Adobe PDF or similar picture format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, each party has caused this Amendment No. 1 to Asset Purchase Agreement and Assignment to be duly executed on its behalf by its duly authorized officer as of the date first written above.

APPLIED MICRO CIRCUITS CORPORATION
By:	/s/ Kambiz Hooshmand
	Name:	Kambiz Hooshmand
	Title:	President and CEO

LSI CORPORATION
By:	/s/ Robert A. Brown
	Name:	Robert A. Brown
	Title:	Vice President - Treasurer

By its signature below, LSI Logic Singapore Pte. Ltd.
hereby acknowledges and agrees to the assignment
set forth in Section 4 above:

LSI LOGIC SINGAPORE PTE. LTD.
By:	/s/ Bryon Look
	Name:	Bryon Look
	Title:	Director